QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Tenet Healthcare Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

TENET HEALTHCARE CORPORATION

Mailing Address: 13737 Noel Road Dallas, Texas, 75240 (469) 893-2200

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on Thursday, May 26, 2005

April 15, 2005

To our Shareholders:

        Our Annual Meeting of Shareholders will be held on Thursday, May 26, 2005, at 8:00 a.m. (CST) at the Westin Galleria Hotel, 13340 Dallas Parkway, Dallas, Texas, for the following purposes:

  1.
  To elect nine directors for terms of one-year each;

  2.
  To vote upon a proposal to approve the Third Amended and Restated 2001 Stock Incentive Plan;

  3.
  To ratify the selection of KPMG LLP as independent registered public accountants for the year ending December 31, 2005; and

  4.
  To transact any other business that properly may come before the meeting or any postponements or adjournments thereof.

        You may vote if you were a shareholder of record on April 1, 2005.

        It is important that your shares be represented and voted at the Annual Meeting. You may vote your shares by completing and returning the proxy card enclosed with this Notice. You also have the option of voting your shares on the Internet or by telephone. Voting instructions are printed on your proxy card or included with your proxy materials. You may revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the accompanying Proxy Statement. You are invited to attend the meeting and you may vote in person at the meeting even though you have already voted in another manner.

E. PETER URBANOWICZ Corporate Secretary

PROXY STATEMENT

General Information

        Your proxy is solicited by the Board of Directors (the "Board") of Tenet Healthcare Corporation ("Tenet," the "Company," "we" or "us") for use at the Annual Meeting of Shareholders to be held in Dallas, Texas at 8:00 a.m. (CST) on Thursday, May 26, 2005, and any adjournments of the meeting, for the purposes set forth in the Notice of Annual Meeting of Shareholders. This Proxy Statement and the accompanying proxy are being mailed on or about April 15, 2005.

        In March 2003, the Board approved a change in our fiscal year end from May 31 to December 31, effective December 31, 2002. The period from June 1, 2002 to December 31, 2002 is referred to in this Proxy Statement as the 2002 Transition Period. As required by regulations issued by the Securities and Exchange Commission, information in this Proxy Statement will be provided for the fiscal years ended December 31, 2004 and 2003, the 2002 Transition Period and the fiscal year ended May 31 2002.

        You may vote by calling the toll-free telephone number noted on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 5:00 p.m. (EST) on May 25, 2005. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. You also may choose to vote on the Internet. The web site for Internet voting is noted on your proxy card. Internet voting also is available 24 hours a day and will be accessible until 5:00 p.m. (EST) on May 25, 2005. As with telephone voting, you may confirm that your instructions have been properly recorded. If you choose to vote by mail, please mark your proxy, date and sign it and promptly return it in the postage-paid envelope provided.

        If your proxy is properly completed, the shares it represents will be voted at the meeting as you instructed. If you do not provide instructions, your proxy will be voted in accordance with the Board's recommendations as set forth in this Proxy Statement. You have the right to revoke your proxy at any time before it is voted by (1) filing a written notice with our Corporate Secretary, (2) delivering a new proxy bearing a later date, or (3) by attending the Annual Meeting and voting in person.

        Holders of our common stock at the close of business on April 1, 2005 are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were 468,889,068 shares of our common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting. The presence, in person or by proxy, of a majority of the shares of common stock outstanding on the date of the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker nonvotes will be counted for purposes of determining the presence or absence of a quorum, but will not be counted as present for purposes of determining whether a proposal has been approved. The term "broker nonvote" refers to shares held by a broker in street name, which are present by proxy, but which are not voted on a matter pursuant to rules prohibiting brokers from voting on non-routine matters without instructions from the beneficial owner of the shares. Proposal 2 described in this Proxy Statement is such a non-routine matter. The election of directors and the ratification of the independent registered public accountants are routine matters upon which a broker may, in the absence of instructions from the beneficial owner, exercise his or her discretion in voting.

        We will pay for the cost of proxy solicitations on behalf of the Board. We have engaged MacKenzie Partners, Inc. to assist in our proxy solicitations. We will pay MacKenzie an amount not to exceed $25,000 in fees for its proxy solicitation services and reimburse it for its reasonable out-of-pocket expenses. In addition to solicitation by mail by MacKenzie, proxies may be solicited personally or by telephone by our directors, officers and other employees. Proxy materials also may be distributed to the beneficial owners of our stock by brokers, custodians and other parties, and we will reimburse such parties for their reasonable out-of-pocket and clerical expenses.

1.     DIRECTOR NOMINEES

Trevor Fetter
Director
Member of Executive Committee
Age: 45

        Mr. Fetter was named President effective November 7, 2002 and was appointed Chief Executive Officer in September 2003. Prior to November 2002, he was Chairman and Chief Executive Officer of Broadlane, Inc. from March 2000. From October 1995 to February 2000, he served in several senior management positions at Tenet, including Executive Vice President and Chief Financial Officer and Chief Corporate Officer in the Office of the President. Mr. Fetter holds an M.B.A. from the Harvard Business School and a bachelor's degree in economics from Stanford University. Mr. Fetter also serves as a director of Broadlane, Inc. and as a director of the Federation of American Hospitals and the U.S. Chamber of Commerce. Mr. Fetter has been a director of Tenet since September 2003 and will stand for election at this year's Annual Meeting.

Brenda J. Gaines
Director
Age: 55

        Ms. Gaines served as President and Chief Executive Officer of Diners Club North America, a division of Citigroup, from 2002 until her retirement in March 2004. She also served as President of Diners Club from 1999 to 2002 and held a number of senior management positions within Citigroup since 1988. From 1983 to 1987 she worked in various management positions for the City of Chicago, including Deputy Chief of Staff to the Mayor and Commissioner of Housing. Ms. Gaines currently serves on the board of directors of CNA Financial Corp. and Office Depot, Inc. She is also a director of the March of Dimes and the Economic Club of Chicago. Ms. Gaines received her bachelor's degree from the University of Illinois at Champaign-Urbana and her master's degree in public administration from Roosevelt University in Chicago. Ms. Gaines was elected to the Board in March 2005 and will stand for election at this year's Annual Meeting.

Karen M. Garrison
Director
Age: 56

        Ms. Garrison served as Executive Vice President of Pitney Bowes Inc. from February 2004 until her retirement from that position in July 2004. From 1999 to 2004 Ms. Garrison served as President of Pitney Bowes Business Services, and from 1978 she held a number of senior management positions at Pitney Bowes including Vice President of Operations and Vice President of Finance and Chief Financial Officer. Ms. Garrison currently serves on the board of directors of North Fork Bancorporation, Inc. and Standard Parking Corporation. Ms. Garrison received her bachelor of science degree in accounting from Rollins College and her M.B.A. from the Florida Institute of Technology. Ms. Garrison was elected to the Board in March 2005 and will stand for election at this year's Annual Meeting.

Edward A. Kangas
Chairman
Chair of Executive Committee
Age: 60

        Mr. Kangas served as Chairman and Chief Executive Officer of Deloitte Touche Tohmatsu from 1989 to 2000. He also served as the Managing Partner of Deloitte & Touche (USA) from 1989 to 1994. He was elected Managing Partner and Chief Executive Officer of Touche Ross in 1985, a position he held through 1989. Mr. Kangas began his career as a staff accountant at Touche Ross in 1967, where he became a partner in 1975. Since his retirement from Deloitte in 2000, Mr. Kangas has served as a consultant to Deloitte and as Chairman of the National Multiple Sclerosis Society. He is also a director of Hovnanian Enterprises Inc., Electronic Data Systems Corporation and Eclipsys Corporation. In addition, he serves as a trustee of the Committee for Economic Development and is a member of Beta Gamma Sigma Directors' Table. Mr. Kangas is currently a member of the board of trustees of the University of Kansas Endowment Association and a member of the University of Kansas Business School Board of Advisors. A certified public accountant, Mr. Kangas holds a bachelor's degree and a master's degree in business administration from the University of Kansas. Mr. Kangas has been a director since April 2003 and was elected Chairman of the Board in July 2003. Mr. Kangas will stand for election at this year's Annual Meeting.

J. Robert Kerrey
Director
Chair of Nominating and Corporate Governance Committee and member of Executive Committee and Quality, Compliance and Ethics Committee
Age: 61

        Mr. Kerrey has been President of New School University in New York City since January 2001. Prior to becoming President of New School University, Mr. Kerrey served as a U.S. Senator from the State of Nebraska from 1989 to 2000. Prior to his election to the U.S. Senate, Mr. Kerrey was Governor of the State of Nebraska from 1982 to 1987. Prior to his entering public service, Mr. Kerrey founded and operated a chain of restaurants and health clubs. Mr. Kerrey sits on the boards of directors of Jones Apparel Group, Inc., Genworth Financial, Inc. and the Concord Coalition. He also sits on the Board of Trustees of The Aerospace Corporation. Mr. Kerrey holds a degree in Pharmacy from the University of Nebraska. Mr. Kerrey has been a director since March 2001 and will stand for election at this year's Annual Meeting.

Floyd D. Loop, M.D.
Director
Chair of Quality, Compliance and Ethics Committee and member of Executive Committee and Nominating and Corporate Governance Committee
Age: 68

        Dr. Loop retired as the Chief Executive Officer and Chairman of the Board of Governors of The Cleveland Clinic Foundation in October 2004, a position he held for fifteen years. Dr. Loop remains employed by the Foundation in a consulting capacity. Before becoming Chief Executive Officer in 1989, Dr. Loop was an internationally recognized cardiac surgeon. He practiced cardiothoracic surgery for 30 years and headed the Department of Thoracic and Cardiovascular Surgery at The Cleveland Clinic from 1975 to 1989. Dr. Loop has authored more than 350 clinical research papers, chaired the Residency Review Committee for Thoracic Surgery and was President of the American Association for Thoracic Surgery. He currently serves on the board of directors of Noteworthy Medical Systems. Dr. Loop holds a bachelor of science degree from Purdue University and received his medical degree from George Washington University. Dr. Loop has been a director since January 1999 and will stand for election at this year's Annual Meeting.

Richard R. Pettingill
Director
Member of Compensation Committee and Quality, Compliance and Ethics Committee
Age: 56

        Mr. Pettingill has been President and Chief Executive Officer of Allina Hospitals and Clinics since October 2002. Prior to serving in this role, he served as Executive Vice President and Chief Operating Officer of Kaiser Foundation Health Plans and Hospitals from 1996 to 2002. He served as President and Chief Executive Officer of Camino Healthcare from 1991 to 1995. Mr. Pettingill is a member of the Board of Directors of Allina and also serves on the Board of Directors for Minnesota Hospital Association, Safest in America and Minnesota Business Partnership. Mr. Pettingill received a bachelor of public administration degree from San Diego State University and a master of arts degree in health care administration from San Jose State University. Mr. Pettingill has been a director since March 2004 and will stand for election at this year's Annual Meeting.

James A. Unruh
Director
Chair of Audit Committee and member of Executive Committee and Nominating and Corporate Governance Committee
Age: 64

        Mr. Unruh has served as Principal of Alerion Capital Group LLC, a private equity firm, since 1998. Prior to founding Alerion, Mr. Unruh was the Chairman, President and Chief Executive Officer of Unisys Corporation from 1990 until 1997. Before being named Chief Executive Officer, Mr. Unruh held a number of senior management positions at Unisys and its predecessor corporation, Burroughs Corporation. Mr. Unruh currently serves on the Board of Directors of Prudential Financial, Inc. and LumenIQ, Inc. In addition, he serves as non-executive Chairman of Apex Microtechnology Corporation and sits on the board of BioVigilant Systems, Inc., a privately-held company. Mr. Unruh received his bachelor's degree in business administration from Jamestown College and his master's degree in business administration from the University of Denver. Mr. Unruh has been a director since June 2004 and will stand for election at this year's Annual Meeting.

J. McDonald Williams
Director
Age: 63

        Mr. Williams served as the Chairman of Trammell Crow Company from 1994 until May 2002, when he was named Chairman Emeritus. Prior to serving in that role, he was the President and Chief Executive Officer of Trammell Crow from 1990 to 1994 and was managing partner from 1977 to 1990. He currently serves as a director of Belo Corp. In 1995 Mr. Williams founded the Foundation for Community Empowerment to assist in redeveloping low-income neighborhoods in Dallas. He also serves on the boards of a number of foundations including the Dallas Foundation, the Hoblitzelle Foundation and the Children's Medical Center Foundation. Mr. Williams is a member of the Leadership Council of the University of Texas Southwestern Medical Center and is a trustee of Dallas Medical Resource. Mr. Williams received his bachelor of science degree from Abilene Christian University and his L.L.B. from George Washington University Law School. Mr. Williams was elected to the Board in March 2005 and will stand for election at this year's Annual Meeting.

Nominees and Voting

        On March 14, 2005, the Nominating and Corporate Governance Committee met and recommended that the Board nominate each of directors Fetter, Gaines, Garrison, Kangas, Kerrey, Loop, Pettingill, Unruh and Williams to stand for election at the Annual Meeting. In March 2005, directors Honeycutt, Kane and Lozano notified the Board that they will be retiring from the Board in May 2005 and will not be standing for election at this year's Annual Meeting. Directors Gaines, Garrison, Unruh and Williams were elected by the Board since the time of our last shareholder meeting in May 2004 upon recommendation by the Nominating and Corporate Governance Committee to the full Board as suggested by outside consultants. On March 23, 2005, after considering the Nominating and Corporate Governance Committee's recommendations, the Board nominated each of these nine directors to stand for election at this year's annual meeting. Directors are to be elected by a plurality of the votes cast and votes may not be cumulated.

        The shares represented by proxies solicited by the Board will be voted for directors Fetter, Gaines, Garrison, Kangas, Kerrey, Loop, Pettingill, Unruh and Williams. The Board believes each of its nominees will be able and willing to serve as a director. If any nominee becomes unavailable, the Board's proxies will be voted for the remaining nominees and for such other person as the Board may recommend.

Shareholder Approval

        The nine nominees receiving the highest number of affirmative votes of the shares voted shall be elected as directors. Votes withheld from any nominee and broker nonvotes are not counted for purposes of election of directors. Unless marked to the contrary, proxies solicited by the Board will be voted FOR the election of each nominee of the Board.

        The Board recommends that shareholders vote FOR its nominees for directors.

STOCK OWNERSHIP OF MANAGEMENT

        The table below indicates the shares, options and other securities of the Company owned by our directors and each of the Named Executive Officers (as defined on page 19) as of April 1, 2005. On that date, each of the individuals listed below, as well as all the current directors and Named Executive Officers as a group, owned less than one percent of the outstanding shares of our common stock and options exercisable within 60 days of that date.

	Shares Beneficially Owned(1)
Name	Shares of Common Stock(2)		Options Exercisable On or Before May 31, 2005
Trevor Fetter	354,572	(3)	673,109
Brenda J. Gaines	23,185	(4)	—
Karen M. Garrison	22,550	(5)	—
Van B. Honeycutt	29,980	(6)	54,867
Reynold J. Jennings	68,055		647,777
John C. Kane	22,195	(7)	63,235
Edward A. Kangas	22,195	(8)	54,867
J. Robert Kerrey	39,149	(9)	36,867
Floyd D. Loop, M.D.	30,576	(10)	113,448
Mónica C. Lozano	24,953	(11)	72,867
Richard R. Pettingill	13,264	(12)	49,904
W. Randolph Smith	34,880		1,068,333
James A. Unruh	14,129	(13)	41,139
E. Peter Urbanowicz	10,037	(14)	86,110
J. McDonald Williams	22,550	(15)	—
Stephen D. Farber(16)	18,358		761,250
Executive officers and directors as a group (16 persons)	750,628		3,723,773

(1)
Except as indicated, each individual named has sole control as to investment and voting power with respect to the securities owned.

(2)
As noted in the footnotes below, some amounts in this column include stock units representing the value of the owner's deferred compensation invested in stock units at his or her election under the terms our 2001 Deferred Compensation Plan ("DCP"). These units are settled in shares of our common stock upon termination of service. (See page 16 for a description of the DCP). In addition, as noted below, the totals in this column for each non-employee director include restricted stock units which were granted under the terms of our 2001 Stock Incentive Plan ("SIP"). These restricted stock units are settled in shares of our common stock upon termination of service. (See page 15 for a description of the SIP).

(3)
Includes 10,200 shares held by Mr. Fetter's spouse, 10,000 shares held in trust and 18,798 stock units representing the value of Mr. Fetter's deferred compensation invested in stock units at his election under the terms of the DCP.

(4)
Includes 250 stock units representing the value of Ms. Gaines' deferred compensation invested in stock units at her election under the terms of the DCP and 22,550 restricted stock units granted under the SIP.

(5)
These are restricted stock units granted under the SIP.

(6)
Includes 17,785 stock units representing the value of Mr. Honeycutt's deferred compensation invested in stock units at his election under the terms of the DCP and 12,195 restricted stock units granted under the SIP.

(7)
Includes 12,195 restricted stock units granted under the SIP.

(8)
Includes 12,195 restricted stock units granted under the SIP.

(9)
Includes 23,836 stock units representing the value of Mr. Kerrey's deferred compensation invested in stock units at his election under the terms of the DCP and 12,195 restricted stock units granted under the SIP.

(10)
Includes 18,231 stock units representing the value of Dr. Loop's deferred compensation invested in stock units at his election under the terms of the DCP and 12,195 restricted stock units granted under the SIP.

(11)
Includes 12,458 stock units representing the value of Ms. Lozano's deferred compensation invested in stock units at her election under the terms of the DCP and 12,195 restricted stock units granted under the SIP.

(12)
Includes 1,069 stock units representing the value of Mr. Pettingill's deferred compensation invested in stock units at his election under the terms of the DCP and 12,195 restricted stock units granted under the SIP.

(13)
Includes 1,934 stock units representing the value of Mr. Unruh's deferred compensation invested in stock units at his election under the terms of the DCP and 12,195 restricted stock units granted under the SIP.

(14)
Includes 3,500 shares held in an Individual Retirement Account.

(15)
These are restricted stock units granted under the SIP.

(16)
Mr. Farber resigned from the position of Chief Financial Officer of the Company effective as of March 9, 2005. His stock ownership and compensation information is included in this Proxy Statement pursuant to SEC regulations because he served as one of our Named Executive Officers as of December 31, 2004.

Tenet's Corporate Governance Principles

        The Board believes that sound principles of corporate governance serve the best interests not only of our shareholders, but also of our other constituencies, such as patients, physicians and nurses who practice at our hospitals, our employees and the communities in which we operate our hospitals. The Board has adopted a set of Corporate Governance Principles that provide the framework for our governance. Our Corporate Governance Principles may be found on our website at www.tenethealth.com. A written copy of our Corporate Governance Principles is also available upon request to our Corporate Secretary.

        Our Corporate Governance Principles address such matters as director independence, director qualifications and responsibilities, director compensation, director and officer stock ownership and retention guidelines, CEO succession and Board performance evaluations. As part of these principles, the Board has adopted the independence standards of the New York Stock Exchange, or NYSE, as a means of determining whether directors have a material relationship with the Company. The Board reviews each director's independence annually and has made the affirmative determination that each of directors Gaines, Garrison, Kangas, Kerrey, Loop, Pettingill, Unruh and Williams has no material relationship with the Company and is independent under the independence standards adopted by the Board. The Audit, Compensation, and Nominating and Corporate Governance Committees are composed exclusively of independent directors as required by the NYSE. (See "Certain Relationships and Related Transactions" on page 34.)

Tenet's Policies on Business Ethics and Conduct

        All of our employees, including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Controller, are required to abide by our Standards of Conduct to ensure that our business is conducted in a consistently legal and ethical manner. These Standards of Conduct reflect our basic values and form the foundation of a comprehensive process that includes compliance with all corporate policies, procedures and practices. Our Standards of Conduct cover such areas as quality patient care, compliance with all applicable laws and regulations, appropriate use of our assets, appropriate treatment of patient and company records and avoidance of conflicts of interest. All employees are required to report incidents that they believe in good faith may be in violation of the Standards of Conduct and are encouraged to contact our toll-free Ethics Action Line when they have questions about the Standards of Conduct or other ethics concerns. The full text of our Standards of Conduct is published on our web site at www.tenethealth.com. A written copy of our Standards of Conduct is also available upon request to our Corporate Secretary.

Board and Committee Membership

        The Company is governed by our Board of Directors. Members of our Board are kept informed of our business through discussions with our Chief Executive Officer and other senior officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. Significant business decisions are generally considered by the Board as a whole. The Board met 14 times during 2004. Either the Chairman of the Board or a lead independent director is responsible for coordinating, developing agendas for, and chairing executive sessions with non-management directors. The Board regularly meets in such executive sessions. For purposes of this discussion, Mr. Fetter is considered a management director. All other directors are considered non-management directors. With the exception of Ms. Lozano, each director who served during 2004 participated in at least 75 percent of the aggregate of meetings of the Board and the committees on which he or she served, during the period he or she served as a director. All Board members are expected to attend the Company's annual meeting of shareholders. Seven of our eight directors serving at the time of last year's annual meeting attended the meeting.

        The Board also operates through the following committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Quality, Compliance and Ethics Committee and Executive Committee. Currently, the Chairman of the Board serves as an ex-officio member of the Audit, Compensation, Nominating and Corporate Governance, and Quality, Compliance and Ethics committees. As an ex-officio member of these committees, he may, at his discretion, attend committee meetings, participate in discussions and vote on matters under consideration. The Board believes that participation of an ex-officio member in committee matters facilitates communication between the Board and the committees and enables the Chairman to remain apprised of committee matters on an ongoing basis. Each of the Board's committees, except the Executive Committee, operates under a written charter that is reviewed annually. The Board and each committee may from time to time retain independent advisors and consultants to assist the directors in carrying out their responsibilities.

        The Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Quality, Compliance and Ethics Committee charters are available for viewing on our website at www.tenethealth.com. In addition, written copies of these charters are available upon request to our Corporate Secretary.

Audit Committee

        The Audit Committee consists of directors Unruh (Chair), Honeycutt and Kane. The Board has determined that director Unruh is the Audit Committee financial expert. The purposes of the Audit Committee are to provide Board oversight of: (1) our accounting, reporting and financial practices, including the integrity of our financial statements, (2) our compliance with legal and regulatory requirements with respect to applicable accounting and auditing matters, (3) our independent registered public accountants' qualifications, independence and performance, and (4) our internal audit function. The Audit Committee has the sole authority to select and retain our independent registered public accountants. The NYSE has adopted independence and financial literacy standards applicable to all Audit Committee members. All of the current members of the Audit Committee meet those standards. The Audit Committee met 14 times during 2004. The Audit Committee regularly meets in executive session. The Audit Committee Report may be found on page 12.

Compensation Committee

        The Compensation Committee consists of directors Kane (Chair), Honeycutt and Pettingill. The Committee's primary duties and responsibilities include establishing general compensation policies for the Company that support the Company's overall business strategies and objectives and establishing the compensation of our non-employee directors. The Committee also acts on behalf of the Board in administering, or overseeing the administration of, all our employee benefit plans except our health and welfare plans. The Committee determines which directors, officers, employees, advisors and consultants are eligible to participate in any of our active executive compensation plans, the extent of such participation and the terms and conditions under which benefits may be vested, received or exercised. With respect to our qualified retirement plans, the Committee is responsible for overseeing the investment of the plans' assets, reviewing actuarial and investment information concerning the plans, and monitoring the operation of the plans. The Committee also has the authority to amend our employee benefit plans. The Compensation Committee met 9 times during 2004. The Committee regularly meets in executive session. The Compensation Committee Report may be found on page 29.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee consists of directors Kerrey (Chair), Loop, Lozano and Unruh. The Committee is responsible for identifying and evaluating corporate governance issues and making recommendations to the Board concerning our Corporate Governance Principles and other corporate governance matters. The Committee is also responsible for identifying and evaluating individuals qualified to become Board members and recommending to the Board candidates to stand for election or re-election as directors. The Nominating and Corporate Governance Committee met 9 times during 2004. The Committee regularly meets in executive session.

        The Committee considers candidates at the recommendation of existing Board members, our management, search firms or other consultants, or shareholders. Shareholders wishing to recommend director candidates to the Board may do so by writing to the Committee in care of the Corporate Secretary at our office in Dallas, Texas, or by e-mail to boardofdirectors@tenethealth.com.

        At a minimum, director candidates should have demonstrated achievement in their particular field of endeavor, significant business or other management experience that would be of value to the Company, an interest in the provision of health care services, integrity and high ethical standards, good communication and leadership skills, and the ability and willingness to commit adequate time and attention to carry out their Board duties effectively.

        The Committee evaluates candidates through background and reference checks, interviews and an analysis of each candidate's qualifications and attributes in light of the current composition of the Board and our leadership needs at the time. From time to time, the Committee may engage the services of an outside consultant to assist the Committee by conducting searches to identify candidates, evaluating candidates' qualifications, handling background and reference checks and making initial contacts with potential candidates. During 2004, the Committee engaged the services of an outside consultant to assist it in identifying and evaluating director candidates.

Quality, Compliance and Ethics Committee

        The Quality, Compliance and Ethics Committee consists of directors Loop (Chair), Kerrey, Lozano and Pettingill. The purpose of the Committee is to assist the Board in its oversight of our policies and procedures on quality assurance, legal compliance and ethics. The Committee is responsible for overseeing our information, procedures and reporting systems to ensure that: (1) our employees, directors and operations comply with all applicable laws and regulations, particularly those applicable to health care providers; (2) we, including our directors and employees, act in accordance with appropriate ethical standards; and (3) our subsidiaries' hospitals deliver quality medical care to their patients. The Committee also reviews proposed related party transactions and determines whether such transactions are appropriate for the Board to consider. The Quality, Compliance and Ethics Committee met 5 times during 2004.

Executive Committee

        The Executive Committee consists of directors Kangas (Chair), Fetter, Kane, Kerrey, Loop and Unruh. The Executive Committee, which did not meet during 2004, may exercise all of the powers of the Board in the management of our business and affairs when the Board is not in session, but may not (1) fill vacancies on the Board, (2) change the membership of, or fill vacancies in, any committee of the Board, (3) adopt, amend or repeal the bylaws or (4) declare dividends.

Shareholder Communications with the Board of Directors

        Shareholders may communicate with the Board of Directors by e-mail to boardofdirectors@tenethealth.com or by writing to the Board care of the Corporate Secretary at our office in Dallas, Texas. Shareholder communications will be reviewed internally to determine if the shareholder's concern can best be addressed by referral to a Tenet department such as Investor Relations or Corporate Communications. All other communications will be referred to the Corporate Secretary, who will determine if the communication should be brought to the attention of the full Board, the Chair of the Board or a particular Board committee or Board member.

        Other interested parties may make their concerns known to our non-management directors by following the procedures for reporting concerns to the Audit Committee set forth in our Corporate Governance Principles which are available on our website at www.tenethealth.com.

AUDIT COMMITTEE REPORT

        The Audit Committee is made up of the three members named below. The Board requires that each member of the Committee be an independent director as defined by the New York Stock Exchange rules and the rules of the Securities and Exchange Commission, and each member of the Committee is independent under those criteria. In addition, the Board has determined that each Committee member is financially literate as required by the NYSE rules. The Board has also determined that director Unruh, who serves as Chair of the Committee, is an audit committee financial expert, as defined by SEC rules.

        The Committee, on behalf of the Board, oversees the Company's financial reporting process. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management and the Company's independent registered public accountants, KPMG LLP, each Quarterly Report on Form 10-Q filed during fiscal year 2004 (the "Forms 10-Q"), as well as the audited consolidated financial statements and the footnotes thereto in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (the "Form 10-K"), before the Forms 10-Q and Form 10-K were filed with the SEC. The Committee discussed with management the quality, not just the acceptability, of the Company's accounting principles, the reasonableness of significant estimates and judgments and the degree and quality of disclosures in the financial statements prior to the time the respective Forms 10-Q and Form 10-K were filed with the SEC. The Committee also reviewed with management and the Company's independent registered public accountants each press release concerning earnings prior to it being released.

        The Company's independent registered public accountants are responsible for expressing an opinion on the conformity of the Company's audited consolidated financial statements to accounting principles generally accepted in the United States of America. The Committee reviewed and discussed with the independent registered public accountants their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed by the Committee with the Company's independent registered public accountants under the standards of the Public Company Accounting Oversight Board (United States), including the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) and Statement on Auditing Standards No. 90 (Audit Committee Communications). The Company's independent registered public accountants have expressed an opinion in their Report of Independent Registered Public Accounting Firm that the Company's fiscal year 2004 audited consolidated financial statements conform to accounting principles generally accepted in the United States of America.

        During fiscal year 2004, the Committee was provided updates on, monitored, and discussed with management the status of the Company's compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. In addition, the Committee reviewed management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and approved the inclusion of management's report on such assessment in its Form 10-K filing. Our independent registered public accountants have audited and also expressed an opinion on management's assessment of the effectiveness of the Company's internal control over financial reporting and an opinion on the effectiveness of the Company's internal control over financial reporting as of December 31, 2004.

        The Committee discussed with the independent registered public accountants the independent registered public accountants' independence from management and the Company, and received the written disclosures and the letter from the independent registered public accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). In concluding that the independent registered public accountants are independent, the Committee considered, among other factors, whether the non-audit services provided by KPMG LLP (as described below) were compatible with their independence. The Committee also retained the independent registered public accountants and made it clear to the independent registered public accountants that the independent registered public accountants report directly to the Committee and not to management.

        The Committee discussed with the Company's internal auditors and independent registered public accountants the overall scopes and plans for their respective audits. The Committee met separately at various meetings in executive session with each of the internal auditors and independent registered public accountants to discuss, among other matters, the results of their audits, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

        In reliance on the reviews and discussions referred to above, the Committee recommended to the Board that the Company's fiscal year 2004 audited consolidated financial statements be included in the Form 10-K and filed with the SEC. The Committee also recommended that the Board select KPMG LLP to serve as the Company's independent registered public accountants for fiscal year 2005.

Members of the Audit Committee

James Unruh, Chair
Van B. Honeycutt
John C. Kane

Independent Registered Public Accounting Firm Fees

	Year Ended December 31, 2004	Year Ended December 31, 2003
Audit fees(1)	$4,303,000	$2,060,000
Audit-related fees(2)	1,956,784	5,646,228
Tax fees(3)	474,455	109,032
All other fees(4)	140,260	110,000

(1)
Audit fees include professional fees paid by us to KPMG LLP in connection with the audit of our annual consolidated financial statements and KPMG LLP's review of our quarterly financial statements. For the year ended December 31, 2004, this amount also includes fees related to the audit of internal control over financial reporting, performed in relation to Section 404 of the Sarbanes-Oxley Act of 2002.

(2)
Audit-related fees include fees for assurance and related services reasonably related to audits and reviews. These consisted principally of fees for audits of certain of our subsidiaries and partnerships, divestiture audits, financial statements of employee benefit plans, agreed-upon procedures, assistance with due diligence, and fees related to comfort letters, consents and reviews of filings with the SEC. For the year ended December 31, 2003, audit-related fees also include fees for assistance in documenting internal control policies and procedures over financial reporting in relation to Section 404 of the Sarbanes-Oxley Act of 2002.

(3)
Tax fees consisted principally of professional fees for tax compliance, tax advice, and tax planning.

(4)
All other fees consisted of various advisory services.

        The Audit Committee Charter requires that the Audit Committee pre-approve or adopt procedures to pre-approve all audit and non-audit services provided to the us by our independent registered public accountants, in accordance with any applicable law, rules or regulations. The Audit Committee has pre-approved all such fees paid to KPMG LLP.

Director Compensation

        During 2004, our non-employee directors, which include all our directors except Mr. Fetter, each received a $65,000 annual retainer fee (pro-rated for partial year service). The non-employee directors also received $1,500 per Board meeting and $1,200 per committee meeting attended. Each non-employee director serving as the chair of a committee received an annual fee of $12,000 (pro-rated for partial year service). All directors are reimbursed for travel expenses and other out-of-pocket costs incurred while attending meetings. Our Chairman of the Board, or our lead independent director if one has been appointed, receives an annual fee of $135,000 in addition to other Board and committee compensation (including meetings of committees as to which he attends in an ex officio capacity).

  2001 Stock Incentive Plan

        Our 2001 Stock Incentive Plan (the "SIP"), which was approved by our shareholders at the 2001 annual meeting of shareholders, promotes our interests and those of our shareholders by strengthening our ability to attract, motivate and retain management level employees and directors with training, experience and ability, encouraging the highest level of performance, and providing management level employees and directors with a proprietary interest in our financial success and growth.

        The SIP is administered by the Compensation Committee. All of our non-employee directors are eligible to participate in the SIP. Under the terms of the SIP, the Board determines awards to be granted to each non-employee director. The Board currently grants restricted stock units to non-employee directors on an annual basis pursuant to a formula under which each non-employee director receives that number of restricted stock units equal to two times the then-existing annual director retainer fee divided by the closing price of our common stock on the NYSE on the date of the grant. In 2004, this annual grant was made in October. Beginning in 2005, the restricted stock units will be automatically granted to non-employee directors on the first business day following the annual shareholder meeting.

        On October 28, 2004, based on an NYSE closing price of $10.66 per share, each non-employee director was granted 12,195 restricted stock units pursuant to the foregoing formula. Each such restricted stock unit is subject to a three-year vesting period under the terms of the SIP, provided that the units will fully vest upon a director's termination of service and are not forfeitable. Regardless of vesting status, settlement of these units will not occur until the termination of service on the Board. In addition, on the last Thursday of any month in which a new non-employee director is elected to the Board, the director receives an automatic grant equal to four times the then-existing annual director retainer fee divided by the closing price of our common stock on the NYSE on the date of the grant. On March 31, 2005, Ms. Gaines, Ms. Garrison and Mr. Williams each received 22,550 restricted stock units in accordance with this formula. Mr. Pettingill and Mr. Unruh joined the Board in 2004, prior to the effective date of this automatic grant of restricted stock units, and instead received that number of options to acquire shares of our common stock equal to two times the greater of (x) 18,000 shares of common stock and (y) the number of shares of common stock determined by dividing (i) the product of four times the then-existing annual retainer fee by (ii) the closing price of the common stock on the NYSE on the date of grant. These options vested immediately upon the date of grant. On March 25, 2004 and June 24, 2004, respectively, Mr. Pettingill received options to purchase 49,904 shares and Mr. Unruh received options to purchase 41,139 shares in accordance with this formula.

        If a non-employee director is removed from office by our shareholders, is not nominated for re-election by the Board or is nominated by the Board but is not re-elected by our shareholders, any options granted under the SIP will expire one year after the date of removal or failure to be elected, unless during such one-year period the non-employee director dies or becomes permanently and totally disabled, in which case the option will expire one year after the date of death or permanent and total disability. If the non-employee director retires, the options granted under the SIP will continue to be exercisable and expire in accordance with their terms. If the non-employee director dies or becomes permanently and totally disabled while serving as a non-employee director, the options granted under the SIP will expire five years after the date of death or permanent and total disability unless by their terms they expire sooner. The maximum term of an option is 10 years from the date of grant.

        The SIP also provides for all outstanding awards that are not vested fully to vest fully without restrictions in the event of certain conditions, including our dissolution or liquidation, a reorganization, merger or consolidation that results in our not being the surviving corporation, or upon the sale of all or substantially all of our assets, unless provisions are made in connection with such transaction for the continuance of the SIP with adjustments appropriate to the circumstances.

        In addition, upon the occurrence of a change of control, any options held by non-employee directors that have not already vested will fully vest and any restrictions upon exercise will immediately cease. For purposes of the SIP, a change of control will have occurred if: (i) any entity is or becomes the beneficial owner directly or indirectly of 20 percent or more of our stock, or (ii) any entity makes a filing under Section 13(d) or 14(d) of the Securities Exchange Act of 1934 with respect to us which discloses an intent to acquire control of the Company in a transaction or series of transactions not approved by the Board.

  Stock Ownership and Stock Option Exercise Retention Guidelines

        In March 2003, the Board adopted stock ownership guidelines that require each director to own shares of our stock with a value equal to three times the annual retainer by the later of March 11, 2008 and five years after the date on which the director joins the Board. In March 2003, the Board adopted stock option exercise retention guidelines that require directors to hold for at least one year following an option exercise the "net shares" received upon the exercise of stock options. For this purpose, "net shares" means the number of shares obtained by exercising the option, less the number of any shares sold to pay the exercise price of the option and any taxes and transaction costs due upon the exercise.

  Deferred Compensation Plan

        Under our 2001 Deferred Compensation Plan (the "DCP"), directors and eligible employees may defer all or a portion of their compensation, which is defined as cash compensation from retainers, meeting fees and committee fees paid during the fiscal year. Individuals who elect to defer all or a portion of their compensation may request that the following types of investment crediting rates be applied to their deferred compensation: an annual rate of interest equal to one percent below the prime rate of interest; a rate of return based on one or more benchmark mutual funds; or a rate of return based on the performance of our common stock, designated as stock units that are payable in shares of our common stock. Deferred compensation invested in stock units may not be transferred out of stock units. Compensation deferred by directors is distributed when service on the Board terminates and is paid either in a lump sum or in equal monthly installments over a period of up to 15 years, depending on the value of such account and the instruction of the director.

        Prior to being amended by the Compensation Committee in March 2004, the DCP contained provisions that provided for a matching contribution to the deferred compensation accounts of directors who requested that their deferred compensation be invested in stock units. On each date on which a director's deferred compensation was invested in stock units, we made a contribution, which was also invested in stock units, in an amount equal to 15 percent of the amount of the director's deferral. The DCP was amended to eliminate this supplemental contribution effective as of the end of the first quarter of 2004. During the final quarter these provisions were in effect, directors Honeycutt and Kerrey elected to defer a portion of their compensation and requested that all or a portion of their deferred compensation be invested in stock units. The dollar value of our final supplementary contribution to each of their stock unit accounts during 2004 was $5,003 for Mr. Honeycutt and $4,463 for Mr. Kerrey. We did not make such supplementary contributions on behalf of officers or other employees.

        We established a trust for the purpose of securing our obligations to make distributions under the DCP. The trust is a "rabbi trust" and as of December 31, 2004, it held 3,185,943 shares of our common stock. The trustee will make required payments to participants in the event that we fail to make such payments for any reason other than our insolvency, and may sell the shares from time to time to obtain funds for such payments. In the event of our insolvency, the assets of the trust will be subject to the claims of our general creditors. In the event of a change of control, we are required to fund the trust in an amount that is sufficient, together with all assets then held by the trust, to pay each participant the benefits to which the participant would be entitled as of the date of the change of control.

        For purposes of the DCP, a change of control will have occurred if: (i) any entity is or becomes the beneficial owner directly or indirectly of 20 percent or more of our stock, or (ii) individuals who, as of August 1, 2000, constitute the Board (the "DCP Incumbent Board") cease for any reason to constitute the majority of the Board; provided that individuals nominated by a majority of the directors then constituting the DCP Incumbent Board and elected to the Board after August 1, 2000 will be deemed to be included in the DCP Incumbent Board. Individuals who initially are elected to the Board as a result of an actual or threatened election contest or proxy solicitation (other than on behalf of the DCP Incumbent Board) will be deemed not to be included in the DCP Incumbent Board.

        In 2005 we will be required to amend the DCP to comply with the requirements of the American Jobs Creation Act of 2004, or the "JOBS Act", which was codified by Section 409A of the Internal Revenue Code of 1986, as amended, or the "IRS Code". Some of the changes required by the JOBS Act will include provisions delaying the payment of DCP benefits to key employees for a period of six months following a termination of employment and eliminating provisions which allow acceleration in the payment of DCP benefits. Further, if the Option Exchange Program discussed under the proposal to approve the Third Amended and Restated 2001 Stock Incentive Plan is approved by our shareholders, the DCP will be amended to permit the deferral under the DCP of the receipt of vested shares paid under the SIP.

  Directors Retirement Plan

        Our Directors Retirement Plan (the "DRP") was discontinued as to all directors joining the Board after October 6, 1999. Only non-employee director Loop participates in the DRP. All of our other non-employee directors are not eligible to participate because they joined the Board after October 6, 1999. Because Mr. Fetter is an employee director he is not eligible to participate.

        Under the DRP, we are obligated to pay to a participating director an annual retirement benefit for a period of 10 years following retirement. The annual retirement benefit is based on years of service as a director and is equal to the lower of (x) the amount of the annual Board retainer (currently $65,000) at the time an eligible director retires and (y) $25,000, increased by a compounded rate of six percent per year from 1985 to the directors' termination of service. The retirement benefits are paid monthly.

        A director's interest in the retirement benefit becomes partially vested after five years of service as a director and fully vested after 10 years of service as a director. Participants may elect to receive the retirement benefits in the form of a joint and survivor annuity.

        Retirement benefits under the DRP, with certain adjustments, are paid to directors whose services are terminated for any reason other than death prior to normal retirement, so long as the director has completed at least five years of service. In the event of a change of control followed by a director's termination of service or a director's failure to be re-elected upon the expiration of his or her term in office, directors will be deemed fully vested in the DRP without regard to years of service and will be entitled to receive full retirement benefits.

  Directors Life Insurance Program

        Our Directors Life Insurance Program (the "Program") was discontinued as to all directors joining the Board after October 6, 1999. As of December 31, 2003, non-employee director Loop had elected to participate in the Program and life insurance policies had been purchased by policy owner on his life and on the life of another person designated by him. All of our other non-employee directors are not eligible to participate in the Program because they joined the Board after October 6, 1999. Because Mr. Fetter is an employee director he is not eligible to participate.

        Under the Program, we may enter into a split-dollar life insurance agreement with a policy owner designated by a director providing for the purchase of a joint life, second-to-die, life insurance policy insuring the lives of the director and another person designated by the director. The amount of insurance purchased will be sufficient to provide a death benefit of at least $1,000,000 to the beneficiaries designated by the policy owner, and to allow us to recover the premiums we have paid towards keeping the policies in force until the deaths of both the director and the designated other person.

        Each year the policy owner pays to the insurer the cost of the term portion of the policy and we pay a taxable bonus to each participating director in the amount that approximates the cost of a one-year $1,000,000 non-renewable term life insurance policy. A participating director may choose to reimburse the policy owner for the amount paid for the term portion of the policy. We pay the full cost of the policy, less the amount paid by the policy owner each year for the term portion of the policy, in annual installments over approximately seven years.

COMPENSATION OF EXECUTIVE OFFICERS
SUMMARY COMPENSATION TABLE

        The following table summarizes the compensation paid by us for the fiscal years ended December 31, 2004 and 2003, for the 2002 Transition Period (from June 1, 2002 to December 31, 2002) and for the fiscal year ended May 31, 2002 to our Chief Executive Officer and our four most highly compensated executive officers during fiscal year 2004 (collectively, the "Named Executive Officers").

		Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary($)(1)	Bonus($)(1)	Other Annual Compensation ($)(2)		Restricted Stock Awards($)(3)		Securities Underlying Options(#)(4)	All Other Compensation ($)(5)
Fetter CEO and President	2004 2003 2002 Transition 5/31/2002	1,090,384 848,539 332,500 n/a	864,749 262,500 -0- n/a	1,697,543 1,250,125 -0- n/a	(6) (6)	1,128,281 3,728,000	(7)	469,333 350,000 450,000 n/a	14,330 33,516 -0- n/a
Jennings Chief Operating Officer	2004 2003 2002 Transition 5/31/2002	708,461 562,693 289,083 477,250	454,790 84,015 -0- 827,585	-0- -0- -0- -0-		440,359		183,333 75,000 250,000 240,000	11,055 10,490 38,263 9,681
Farber Chief Financial Officer	2004 2003 2002 Transition 5/31/2002	579,231 540,000 242,801 363,991	292,835 81,000 -0- 665,280	79,917 83,634 51,595 78,399	(8) (8) (8) (8)	360,300		150,000 -0- 275,000 123,750	27,665 23,289 29,960 31,762
Smith President, Western Division	2004 2003 2002 Transition 5/31/2002	644,885 602,308 310,750 516,750	763,830 89,937 -0- 1,216,717	-0- -0- -0- -0-		128,099		53,333 75,000 250,000 240,000	13,237 21,718 53,894 10,314
Urbanowicz General Counsel	2004 2003 2002 Transition 5/31/2002	467,308 -0- n/a n/a	235,841 -0- n/a n/a	231,716 200,000 n/a n/a	(9) (9)	320,259		133,333 125,000 n/a n/a	13,885 -0- n/a n/a

(1)
Includes compensation deferred at the election of the executive or as determined by the Compensation Committee.

(2)
A -0- in this column means that no such compensation was paid other than perquisites that have not been included because their aggregate value did not meet the reporting threshold of the lesser of $50,000 or 10% of salary plus bonus.

(3)
The totals for 2004 in this column represent the value of restricted stock units granted on March 4, 2004 to Mr. Fetter based on the closing price of our common stock of $12.02 per share on the grant date and on March 3, 2004 to the other Named Executive Officers based on the closing price of $12.01 per share on the grant date. These units, which vest ratably on the first three anniversary dates of the grant date and are settled in shares of our common stock upon vesting, were granted in the following amounts: Mr. Fetter: 93,867, Mr. Jennings: 36,666, Mr. Farber: 30,000, Mr. Smith: 10,666, and Mr. Urbanowicz: 26,666. Unvested restricted stock units are not entitled to dividends; we currently do not pay dividends on our common stock.

  Based on the closing price of our common stock of $10.98 per share on December 31, 2004, the value of the aggregate restricted stock and restricted stock unit holdings by Named Executive Officers at the end of fiscal year 2004 was as follows:

Name	Number of Restricted Stock Holdings	Value of Restricted Stock Holdings
Fetter	293,867	$3,226,660
Jennings	36,666	$402,604
Farber	30,000	$329,400
Smith	10,666	$117,124
Urbanowicz	26,666	$292,804
(4)
All stock option data reflects the impact of the stock split that occurred on June 28, 2002.

(5)
The aggregate amounts set forth in "All Other Compensation" include the following: (i) matching Company contributions to the Tenet Healthcare Corporation 401(k) Retirement Savings Plan (the "401(k) Plan"), (ii) matching Company contributions to the DCP as a result of IRS limitations on amounts that may be deferred under the 401(k) Plan and (iii) certain amounts paid with respect to life, accidental death and dismemberment and long-term disability insurance policies that are provided to individuals who are eligible to participate in our Supplemental Executive Retirement Plan ("SERP"). The following table reflects the amount of each of the foregoing paid to each of the Named Executive Officers in fiscal year 2004.

	Fetter	Jennings	Farber	Smith	Urbanowicz
401(k) Plan	10,250	6,500	10,250	8,817	10,250
Deferred Compensation Plan	-0-	-0-	13,657	-0-	-0-
SERP Life and Disability Insurance	4,080	4,555	3,758	4,420	3,635
(6)
The total for fiscal year 2004 includes $1,598,462 of relocation-related expenses reimbursed to Mr. Fetter in accordance with the Company's headquarters relocation policy described in the Compensation Committee Report on page 29. The majority of these expenses consisted of the reimbursement of taxes paid by Mr. Fetter in connection with the sale of his residence. The total for fiscal year 2003 includes $1,201,746 of relocation-related expenses, principally consisting of reimbursement of a loss on sale, reimbursed to Mr. Fetter pursuant to his November 2002 employment letter.

(7)
Pursuant to a restricted stock agreement we entered into with Mr. Fetter on January 21, 2003, we granted Mr. Fetter 200,000 shares of restricted stock. A condition of this grant required Mr. Fetter to purchase 100,000 shares of our common stock in the open market. On January 21, 2003, Mr. Fetter purchased 100,000 shares of common stock and was granted 200,000 shares of unvested restricted stock. The value of this restricted stock is based on the closing price of $18.64 per share of our common stock on the date of the grant. The restricted stock vests as follows: (1) one-third vested on January 21, 2005; (2) an additional one-third will vest on January 21, 2006; and (3) the balance will vest on January 21, 2007. Although these restricted shares would be eligible to receive dividends in the event a common share dividend was ever declared, we currently do not pay dividends on our common stock. The number and value of Mr. Fetter's restricted shares as of the end of our last completed fiscal year are included in the table in footnote 3 above.

(8)
The totals for fiscal years 2004, 2003, the 2002 Transition Period, and fiscal year ended May 31, 2002 include $51,635, $60,000, $34,615 and $60,000, respectively, of relocation-related expenses reimbursed to Mr. Farber pursuant to a relocation agreement.

(9)
The total for fiscal year 2004 includes $78,087 of relocation-related expenses reimbursed to Mr. Urbanowicz for his relocation to Santa Barbara pursuant to his December 2003 employment letter and $96,323 of relocation expenses reimbursed to Mr. Urbanowicz for his subsequent relocation to Dallas in accordance with the Company's headquarters relocation policy described in the Compensation Committee Report on page 29. The amount for fiscal year 2003 represents a relocation assistance payment to Mr. Urbanowicz pursuant to his December 2003 employment letter.

OPTION GRANTS DURING FISCAL YEAR 2004

        The following table sets forth information concerning options granted to the Named Executive Officers during 2004.

	Individual Grants
Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in 2004(2)	Exercise Price ($/Share)(3)	Expiration Date	Grant Date Present Value($)(4)
Fetter	469,333	10.38	12.02	March 4, 2014	2,604,798
Jennings	183,333	4.06	12.01	March 3, 2014	1,017,498
Farber	150,000	3.32	12.01	March 3, 2014	832,500
Smith	53,333	1.18	12.01	March 3, 2014	295,998
Urbanowicz	133,333	2.95	12.01	March 3, 2014	739,998

(1)
These options vest ratably over a three-year period from the date of grant.

(2)
The percentages shown are percentages of the total number of options granted to employees to purchase our common stock.

(3)
All options to purchase our common stock are exercisable at a price equal to the closing price of our common stock on the date of grant.

(4)
The Grant Date Present Values of the options granted to the Named Executive Officers during fiscal year 2004 were derived using a standard Black-Scholes stock option valuation model. The valuation data and assumptions used to calculate the values for the options granted to our Named Executive Officers other than Mr. Fetter were as follows:

Date of Grant	03/03/2004
Stock Price	$12.01
Exercise Price	$12.01
Expected Dividend Yield	0%
Expected Volatility	47.5%
"Risk Free" Interest Rate	3.06%
Expected Life (Years)	5.28
Present Value/Option	$5.55

  Mr. Fetter's equity-based awards are approved by the full Board on the day following approval by the Compensation Committee of equity-based awards granted to the other Named Executive Officers. The valuation data and assumptions used to calculate the values for the options granted to Mr. Fetter were as follows:

Date of Grant	03/04/2004
Stock Price	$12.02
Exercise Price	$12.02
Expected Dividend Yield	0%
Expected Volatility	47.5%
"Risk Free" Interest Rate	3.06%
Expected Life (Years)	5.28
Present Value/Option	$5.55

  The Expected Volatility is derived using daily data drawn from the seven years preceding the date of grant. The Risk Free Interest Rate is the approximate yield on five- and seven-year United States Treasury Bonds on the date of grant. The Expected Life is an estimate of the number of years the option will be held before it is exercised and has been based on analyses of historical exercise patterns. The valuation model was not adjusted for nontransferability, risk of forfeiture or the vesting restrictions of the options, all of which would reduce the value if factored into the calculation.

  The Black-Scholes model is one accepted method of valuing options. The actual value of the options may be significantly different and the value ultimately realized, if any, will depend on the amount by which the market price of our common stock on the date of exercise exceeds the exercise price.

OPTION EXERCISES AND YEAR-END VALUE TABLE
DECEMBER 31, 2004

        The following table sets forth information concerning options exercised by each of the Named Executive Officers during 2004 and unexercised options held by each of them as of December 31, 2004.

			Number of Unexercised Options at 12/31/2004(#)		Value of Unexercised In-the-Money Options at 12/31/2004($)(1)
Name	Shares Acquired on Exercise(#)	Value Realized($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Fetter	-0-	-0-	516,665	852,668	0.00	0.00
Jennings	-0-	-0-	561,666	316,667	0.00	0.00
Farber	-0-	-0-	519,583	241,667	0.00	0.00
Smith	-0-	-0-	881,666	186,667	0.00	0.00
Urbanowicz	-0-	-0-	41,666	216,667	0.00	0.00

(1)
Based on the $10.98 per share closing price of our common stock on December 31, 2004.

Stock Ownership and Stock Option Exercise Retention Guidelines

        In March 2003, the Board adopted stock ownership and stock option exercise retention guidelines for our senior officers to help demonstrate the alignment of the personal interests of senior officers with those of our shareholders. The stock ownership guidelines require each senior officer to own shares of our stock with a value equal to the following multiples of his or her salary. The ownership guidelines must be met by the later of March 11, 2008 and five years from the date on which an individual becomes a senior officer.

Title	Multiple of Base Salary
CEO	5x
President	4x
EVP and others above SVP	2x
SVP	1x

        The stock retention guidelines require all officers with the title of senior vice president or above to hold for at least one year the "net shares" received upon the exercise of stock options. For this purpose, "net shares" means the number of shares obtained by exercising the option, less the number of shares sold to pay the exercise price of the option and any taxes or transaction costs due upon the exercise.

Supplemental Executive Retirement Plan

        The Supplemental Executive Retirement Plan (the "SERP") provides our Named Executive Officers (and certain other Company executives, collectively referred to as participants) with supplemental retirement benefits in the form of retirement payments for life, generally commencing on the first day of the month following the attainment of age 65. At retirement, the monthly benefit paid to a Named Executive Officer (and each other SERP participant) will be a product of four factors: (i) the participant's highest average monthly earnings for any consecutive 60-month period during the 10 years preceding retirement; (ii) the number of years of service with a maximum of 20 years; (iii) a vesting factor; and (iv) a percentage factor, not to exceed 2.7 percent, to reduce this benefit to reflect the projected benefit from our other retirement benefits available to the participant and from Social Security. The monthly benefit is reduced in the event of a participant's early retirement or termination of employment prior to age 62 by 3.0 percent for each year early retirement or termination occurs before age 62, subject to a maximum reduction of 21 percent. SERP benefits are further reduced, as described below, if benefits begin to be paid prior to age 62 by reason of early retirement, as defined in the SERP. Unreduced retirement benefits under the SERP are available for participants who terminate on or after age 62.

        For participants who were not actively at work as regular, full-time employees on or after February 1, 1997, "earnings" is defined in the SERP as the participant's base salary excluding bonuses and other cash and noncash compensation. In fiscal year 1997, the SERP was amended to provide that, for all participants who are actively at work as regular, full-time employees on or after February 1, 1997, "earnings" means the participant's base salary and annual cash bonus, but not automobile and other allowances and other cash and noncash compensation.

        The SERP also was amended in fiscal year 1997 to provide that for all participants who are actively at work as regular, full-time employees on or after February 1, 1997: (i) the reduction for early retirement (retirement before age 65) for benefits received prior to age 62 was reduced from 5.04 percent to 3.0 percent per year and the maximum of such yearly reductions was reduced from 35.28 percent to 21 percent; (ii) the offset factor for the projected benefits from other Company benefit plans will be applied only to the base salary component of earnings; and (iii) the annual eight percent cap on increases in earnings that had been in effect was eliminated.

        In 2004, the SERP was again amended in order to comply with requirements of the JOBS Act. As a result of this amendment, participants may not elect to receive lump sum distributions, and payment of benefits to "key employees" as defined under the JOBS Act on account of a separation from service will be delayed for a period of six months following such separation. In addition, the following changes to the SERP were also required by the JOBS Act. First, effective as of January 1, 2005, if a participant desires to receive a distribution of benefits on account of early retirement as defined in the SERP, such participant must make an irrevocable election within the 30-day period following his or her enrollment in the SERP (existing participants may enroll during a special election period from April 30, 2005 to May 30, 2005). Second, the distribution provisions on account of a change in control, as defined in the SERP, were modified to provide for the payment of an unreduced SERP benefit upon the later of a participant's termination of employment or the attainment of age 60 following a change in control. Any early retirement benefit election will be automatically canceled upon the occurrence of a change in control, as defined in the SERP, and the payment of SERP benefits will be subject to the 6 month delay applicable to key employees described above. The change of control benefits are described more fully below.

        In the event of a change of control, the Named Executive Officers (and all other SERP participants) will be deemed fully vested in the SERP for all years of service to the Company and its subsidiaries without regard to actual years of service and will be entitled to normal retirement benefits without reduction on or after the later of their termination of employment or attainment of age 60. In addition, if a participant is a regular, full-time employee actively at work on or after April 1, 1994, with the corporate office or a division or a subsidiary that has not been declared to be a discontinued operation, and who has not yet begun to receive benefit payments under the SERP and is terminated without cause, as defined in the SERP, within two years of a change of control, then such participant will be (i) deemed fully vested in the SERP without regard to actual years of service, (ii) credited with three additional years of service, not to exceed a total of 20 years credited service, and (iii) entitled to the normal retirement benefits without reduction commencing on the first day of the month following the later of the date of such termination of employment or the participant's attainment of age 60. In addition, the "earnings" used in calculating the benefit will include the participant's base salary and the annual cash bonus paid to the participant, but exclude other cash and noncash compensation.

        The SERP provides that in no event shall (x) the total present value of all payments under the SERP that are payable to a participant and are contingent upon a change of control in accordance with the rules set forth in Section 280G of the IRS Code when added to (y) the present value of all other payments that are payable to a participant and are contingent upon a change of control, exceed an amount equal to 299 percent of the participant's "base amount" as that term is defined in Section 280G of the IRS Code and provides for the reduction of benefits payable under the SERP to achieve that result.

        We established a trust for the purpose of securing our obligation to make distributions under the SERP. The trust is a "rabbi trust," and as of December 31, 2004, it was funded with 3,750,000 shares of our common stock. The trustee will make required payments to participants or their beneficiaries in the event that we fail to make such payments for any reason other than our insolvency. In the event of our insolvency, the assets of the SERP Trust will be subject to the claims of our general creditors. In the event of a change of control, we are required to fund the SERP Trust in an amount that is sufficient, together with all assets then held by the SERP Trust, to pay each participant or beneficiary, on a pretax basis, the benefits to which the participant or the beneficiary would be entitled as of the date of the change of control.

        The table below presents the estimated maximum annual retirement benefits payable to the Named Executive Officers under the SERP.

Pension Plan Table
(Supplemental Executive Retirement Plan)(1)

	Estimated Annual Retirement Benefit For Years of Service Indicated($)
Earnings($)(2)	5 Years	10 Years	15 Years	20 Years(3)
700,000	94,500	189,000	283,500	378,000
900,000	121,500	243,000	364,500	486,000
1,100,000	148,500	297,000	445,500	594,000
1,300,000	175,500	351,000	526,500	702,000
1,500,000	202,500	405,000	607,500	810,000

(1)
The benefits listed are subject to reduction for projected benefits from the 401K Plan, the DCP and Social Security. The effect of these reductions is not included in the table.

(2)
As defined above.

(3)
The benefit is the same for each period beyond 20 years since benefits under the SERP are calculated based on a maximum of 20 years of service.

        As of December 31, 2004, "earnings" for purposes of determining benefits under the SERP for the Named Executive Officers were as follows: Mr. Fetter, $1,008,876; Mr. Jennings, $1,013,808; Mr. Farber, $701,532; Mr. Smith, $1,242,420; and Mr. Urbanowicz, $666,696. As of December 31, 2004, the estimated credited years of service for the Named Executive Officers under the SERP were as follows: Mr. Fetter, 9 years; Mr. Jennings, 14 years; Mr. Farber, 7 years; Mr. Smith, 20 years; and Mr. Urbanowicz, 1 year.

        We purchased insurance policies on the lives of certain current and past participants in the SERP to reimburse us, based on actuarial calculations, for amounts to be paid to the participants under the SERP over the course of the participants' retirement (assuming that our original estimates as to interest rates, mortality rates, tax rates and certain other factors are accurate). SERP participants also are provided a life insurance benefit for the designee of each participant and a disability insurance policy for the benefit of each participant. Both of these benefits are fully insured.

Employment Agreements

  Mr. Fetter

        Mr. Fetter was named Chief Executive Officer effective September 12, 2003. Mr. Fetter had been serving as the Company's acting Chief Executive Officer since May 2003. The terms of his employment as our President and Chief Executive Officer are set forth in letters dated November 7, 2002 and September 15, 2003 and a memorandum dated as of September 15, 2003 (the "2002/2003 Correspondence"), which remain in effect. The 2002/2003 Correspondence sets an initial base salary, sets his target award percentage for purposes of annual incentive awards and provides for two separate grants of 350,000 and 450,000 options to acquire our common stock. The 2002/2003 Correspondence also provides for future option grants in accordance with our then existing Chief Executive Officer option grant guidelines and states that Mr. Fetter is entitled to participate in our incentive, retirement, health and welfare and other benefit plans. Copies of the November 7, 2002 and the September 15, 2003 letters were filed as exhibits to our Quarterly Reports on Form 10-Q for the quarterly periods ended November 30, 2002 and September 30, 2003, respectively.

        Pursuant to a restricted stock agreement we entered into with Mr. Fetter on January 21, 2003, we granted Mr. Fetter 200,000 shares of restricted stock. A condition of this grant required Mr. Fetter to purchase 100,000 shares of our common stock in the open market. On January 21, 2003, Mr. Fetter purchased 100,000 shares of common stock and was granted 200,000 shares of unvested restricted stock. The restricted stock is described in more detail in footnote 7 to the Summary Compensation Table above and a copy of the restricted stock agreement was included as an exhibit to our Quarterly Report on Form 10-Q for the quarterly period ended February 28, 2003.

Mr. Jennings

        Mr. Jennings was named Chief Operating Officer effective February 9, 2004. The terms of his employment as our Chief Operating Officer are set forth in a letter dated January 30, 2004 and remain in effect. The letter sets an initial base salary, sets his target award percentage for purposes of annual incentive awards, provides for a recommendation for future option grants and states that Mr. Jennings is entitled to participate in our retirement, health and welfare and other benefit plans. A copy of the January 30, 2004 letter was filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2003.

Mr. Shapard

        Mr. Shapard was named Chief Financial Officer effective March 9, 2005. The terms of his employment as our Chief Financial Officer are set forth in a letter dated February 16, 2005 and remain in effect. The letter sets an initial base salary, sets his target award percentage for purposes of annual incentive awards, provides for a recommendation for future option grants and restricted stock units and states that Mr. Shapard is entitled to participate in our retirement, health and welfare and other benefit plans. A copy of the March 9, 2005 letter was filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2004.

Mr. Smith

        Mr. Smith was named President of our former Western Division effective March 10, 2003. The terms of his employment as our President of our former Western Division are set forth in a letter dated April 16, 2003 and remain in effect. The letter sets an initial base salary, sets his target award percentage for purposes of annual incentive awards, provides for an initial grant of 75,000 options to acquire our common stock and states that Mr. Smith is entitled to participate in our retirement, health and welfare and other benefit plans. A copy of the April 16, 2003 letter was filed as an exhibit to our Annual Report on Form 10-K for the Transition Period from June 1, 2002 to December 31, 2002.

        On March 14, 2005, we announced that Mr. Smith would be retiring from his position with the Company effective March 31, 2005. The terms of Mr. Smith's continued employment through the time of his retirement are set forth in two letters dated March 10, 2004 and January 11, 2005. These letters describe various benefits Mr. Smith will receive under our retirement, severance and other benefit plans. Copies of these letters were filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2004. Pursuant to his participation in the American Medical International ("AMI") Senior Executive Deferred Compensation Plan, Mr. Smith will be deemed to have accrued interest on amounts deferred while he was an AMI employee at a rate that may be above prevailing market rates.

Mr. Urbanowicz

        Mr. Urbanowicz was named General Counsel effective December 22, 2003. The terms of his employment as our General Counsel are set forth in a letter dated December 22, 2003 and remain in effect. The letter sets an initial base salary, sets his target award percentage for purposes of annual incentive awards, provides for a recommendation for future option grants and states that Mr. Urbanowicz is entitled to participate in our retirement, health and welfare and other benefit plans. A copy of the December 22, 2003 letter was filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2003.

Executive Severance Protection Plan

        In January 2003, the Board adopted the Tenet Executive Severance Protection Plan ("TESPP"), which is a comprehensive severance policy for officers at or above the senior vice president level that replaced all then existing severance agreements and arrangements that these individuals may have had. Each of the Named Executive Officers participates in the TESPP and is entitled to certain severance payments and other benefits if his or her employment is terminated for certain reasons ("qualifying terminations") or if there is a change of control of the Company. The qualifying terminations covered by the plan include (1) involuntary termination without "cause" and (2) resignation as a result of: (a) a material reduction in job duties; (b) a 10 percent or more reduction in combined base salary and target bonus; (c) a material reduction in retirement or supplemental retirement benefits; or (d) in some cases, an involuntary relocation of the Named Executive Officer's primary workplace more than 50 miles from its current location. The term "cause" includes dishonesty, fraud, willful misconduct, breach of fiduciary duty, conflict of interest, commission of a felony, a material failure or refusal to perform one's job duties, or other wrongful conduct of a similar nature and degree.

        Upon a qualifying termination, Named Executive Officers are entitled to receive, for either a two or three year period following termination, annual severance payments equal to annual salary, and in some cases target bonus, as of the date of the termination. The period in which these payments are made is referred to as the "severance period." During the severance period, Named Executive Officers will continue to receive health and welfare benefits, a car allowance, age and service credit for purposes of our SERP, and certain other benefits and perquisites, including relocation benefits if the Named Executive Officer is otherwise entitled to such benefits. Some health and welfare benefits are reduced to the extent if the Named Executive Officer receives comparable benefits through other employment during the severance period. Also, any restricted stock units will immediately vest and be paid and any options will immediately vest and be exercisable until the end of the severance period, unless by their terms they expire sooner. A Named Executive Officer who attains retirement age during the severance period will be treated as a retiree and any vested options held by the individual will continue to be exercisable for the term of the options.

        In the event of a change of control, a Named Executive Officer who did not have a qualifying termination will be entitled to the immediate acceleration and vesting of all her or his unvested options and restricted stock units if such options and restricted stock units are not assumed and/or substituted with equivalent options and restricted stock units in connection with the change of control. For purposes of the TESPP, a "change of control" will have occurred if: (i) any entity is or becomes the beneficial owner directly or indirectly of 20 percent or more of our stock, or (ii) individuals who, as of April 1, 1994, constitute the Board (the "TESPP Incumbent Board") cease for any reason to constitute the majority of the Board; provided that individuals nominated by a majority of the directors then constituting the TESPP Incumbent Board and elected to the Board after April 1, 1994, will be deemed to be included in the TESPP Incumbent Board. Individuals who initially are elected to the Board as a result of an actual or threatened election contest or proxy solicitation (other than on behalf of the TESPP Incumbent Board) will be deemed not to be included in the TESPP Incumbent Board.

        Pursuant to the requirements of the TESPP, each Named Executive Officer who is the subject of a qualifying termination is required to execute a severance agreement at the time of termination in a form acceptable to us. The severance agreement will obligate the executive to deliver a release of liability to us and agree to certain covenants, including covenants regarding confidentiality of Company information, as a condition to receiving benefits under the TESPP. Mr. Farber is also entitled to relocation benefits under the TESPP following a qualifying termination, which includes his resignation as Chief Financial Officer effective as of March 9, 2005.

        In 2005 we will be required to amend the TESPP to comply with the requirements of the JOBS Act. Some of the changes required by the JOBS Act will include provisions delaying the payment of severance and other perquisites to Named Executive Officers for a period of six months following a qualifying termination. The TESPP agreement for Mr. Shapard, who became our Chief Financial Officer effective as of March 9, 2005, provides for this six month delay; however, in 2005 this agreement will be superceded and replaced upon the restatement of the TESPP to comply with the JOBS Act.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Board oversees the administration of the Company's executive compensation programs. The Committee is responsible for establishing and interpreting the Company's compensation policies and approving all compensation paid to executive officers, including the Named Executive Officers listed in the Summary Compensation Table of this Proxy Statement.

        Each member of the Committee has been deemed by the Board of Directors to be an independent director under the New York Stock Exchange corporate governance listing standards. The Board also requires members of the Committee to meet (1) the more stringent independence requirements for audit committee members required by the NYSE and the Securities and Exchange Commission, (2) requirements concerning who is a "non-employee director" under the Securities Exchange Act of 1934, as amended, and (3) the qualifications for compensation committee members required by Section 162(m) of the Internal Revenue Code.

Compensation Philosophy

        The Company's executive compensation program consists of three principal elements: a base salary, a performance-based annual incentive plan and long-term incentives. The purpose of the program is to attract, motivate and retain high quality key executives and managers. The Committee retains a nationally recognized compensation consulting firm to assist it in formulating its compensation policies, applying those policies to the compensation of executives and advising the Committee as to the form and reasonableness of compensation paid to executives.

        When setting the base and incentive compensation levels for executives, the Committee normally compares such compensation levels with those of our peer companies (including many of the companies in the S&P Healthcare Composite Index referred to in the "Common Stock Performance Graph"). The Committee normally makes such comparison because it believes that it is with these companies that the Company must compete for qualified and experienced executives.

        Consistent with guidelines previously set in 2003 and 2004 by the Committee, overall executive compensation is targeted at the median of the market in both the mix of direct pay elements and total direct compensation value. Individuals could also earn compensation above or below the median based on the Company's financial performance and their individual contributions. With respect to long-term incentive awards, the Company issues a combination of stock options and restricted stock units to better manage the number of shares required to make competitive grants under such programs. For the years 2003 and 2004, based on the Company's performance, the Company's executive compensation has been below the median of the market.

Base Salary

        In addition to market competitiveness, the Committee also considers certain qualitative factors in determining base salaries. Such factors can include the executive's (1) past performance and contributions to the Company's success, (2) additional responsibilities arising from internal and external factors impacting the Company, (3) expected future position and contributions, (4) tenure in the executive's current position, and (5) vulnerability to recruitment by other companies.

Annual Incentive Plan Awards

        The Committee annually approves awards to be made under the Company's 2001 Annual Incentive Plan ("AIP"). Each year, the Committee establishes earnings-related AIP goals for the Named Executive Officers for the fiscal year. The Named Executive Officers are eligible to receive a cash award based primarily on the extent to which the Company meets its pre-established earnings goals, which may be modified by other measures related to service, quality and ethics. The Committee determines a target award for each executive officer designated as a "Covered Employee" under Section 162(m) of the IRS Code, and designates a Company performance level required to earn the target bonus, a threshold performance level at which minimum awards are earned, and a performance level that results in a maximum award to be paid. Target awards may vary among executives based on competitive market practices for comparable positions, their decision-making authority and their ability to affect financial performance.

        Awards for executives who are not identified by the Committee as "Covered Employees" under Section 162(m) of the IRS Code may be increased or decreased by the Committee on a discretionary basis. For Covered Employees, discretion may be used only to decrease awards and still have such compensation qualify for tax deduction under 162(m) of the IRS Code.

        For 2004, AIP awards for Covered Employees were based on the Company achieving certain financial performance goals and other discretionary performance goals, with a maximum award equal to 200% of the target award. Based on the Company's actual performance relative to such goals, the award percentage paid to Named Executive Officers other than Mr. Smith for 2004 was 74.9% of the target award amount. Mr. Smith's award percentage was 175% of the target award amount due to the performance of the hospitals for which he was responsible during fiscal 2004.

Long-Term Incentives

        The Committee's objective for long-term compensation is to provide executives with an interest in common with that of the Company's shareholders and an incentive to enhance the Company's long-term financial performance, and thus, shareholder value. All long-term incentive compensation awards are made under the Company's 2001 Stock Incentive Plan. The Committee's policy with respect to setting long-term compensation awards is to consider the practices of peer companies because the Company must compete with such other companies to attract and retain qualified executives. Grant guidelines are established for each executive position based on the median competitive aggregate grant value for peer companies with similar market capitalization. In 2004, the Company made stock option grants and restricted stock unit grants to the Named Executive Officers consistent with such guidelines.

Corporate Headquarters Relocation Policy

        In May, 2004, the Committee approved a relocation policy to encourage Santa Barbara, California based employees to relocate to Dallas, Texas, as part of the relocation of the Company's corporate headquarters. The policy provides for reimbursement of relocation related expenses, including the tax impact of the relocation. Examples of reimbursable expenses include costs associated with the sale of a Santa Barbara residence and purchase of a Dallas residence, including any related taxes and closing costs, house-hunting expenses, shipment of household goods, temporary housing, if necessary, and similar relocation expenses. The policy is applicable equally to all relocating Santa Barbara employees, regardless of position held within the Company. The purpose of the policy is to enable the Company to retain key personnel by protecting them against personal economic losses they would otherwise incur in connection with the relocation.

Compensation for the Chief Executive Officer

        The Board voted to name Mr. Fetter as the Company's Chief Executive Officer in 2003. The Committee met in November 2003 and approved the terms of Mr. Fetter's compensation package including an annual base salary of $1,050,000, effective September 12, 2003. Mr. Fetter's salary was not increased in 2004.

        Based on the earnings-related AIP goals and target award established by the Committee for fiscal year 2004, Mr. Fetter received an AIP award of $864,749, which was 74.9% of his target award for the year.

        In 2004, the Committee approved a new AIP formula for fiscal year 2005. Under the new award formula, all AIP eligible employees, including Mr. Fetter, will be eligible for bonuses based on a balanced scorecard concept. Under this approach, 2005 bonuses will be based on achieving stringent performance objectives in the areas of quality care, patient, employee, and physician satisfaction, and key financial metrics. The balanced scorecard bonus approach supports the Company's strategy of leading with quality, providing excellent service, focusing on our people, and delivering sustainable operating performance. The Committee did not change Mr. Fetter's target bonus percentage as a result of the new award formula.

        In 2003, in connection with his appointment as Chief Executive Officer, the Committee granted Mr. Fetter a one-time promotion option grant to purchase 350,000 shares of the Company's common stock at $14.98 per share, which was the closing price of our common stock on the grant date of September 15, 2003. These options vest ratably over a three-year period from the date of grant.

        On January 21, 2003, we granted Mr. Fetter 200,000 restricted shares of the Company's common stock pursuant to a restricted stock agreement. A condition of this grant required Mr. Fetter to purchase 100,000 shares of common stock in the open market. On January 21, 2003, Mr. Fetter purchased 100,000 shares of the Company's common stock and was granted 200,000 shares of unvested restricted stock. The vesting of these shares of restricted stock is subject to Mr. Fetter retaining all of the 100,000 shares he purchased in the market. To date, Mr. Fetter has retained all of the 100,000 shares he purchased, and as a result, one-third of the 200,000 shares of restricted stock vested on January 21, 2005, the second anniversary of the grant date. Provided that the vesting requirements continue to be met, the remaining shares will vest in pro rata amounts in January 2006 and January 2007.

        In 2004, in accordance with the Company's regularly scheduled annual stock award process, the Committee granted Mr. Fetter 469,333 stock options and 93,867 restricted stock units. These options and restricted stock units vest ratably over a three-year period from the date of grant. The restricted stock units will be settled in shares of the Company's common stock upon vesting.

Policy Regarding One Million Dollar Tax Deduction Cap

        Section 162(m) of the IRS Code generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to the Company's Chief Executive Officer and any of the four other most highly compensated executive officers, but exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Committee generally seeks, wherever possible, to structure performance-based compensation, including bonus awards and stock option grants, for Covered Employees in a manner intended to satisfy those requirements.

        The Board and the Committee reserve the authority to award nondeductible compensation as they deem appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and related regulations, no assurance can be given that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

        In 2004, Mr. Fetter received compensation related to his relocation and Mr. Smith received compensation related to his AIP Award that is not deductible by the Company under Section 162(m). In 2004, no other Named Executive Officer had compensation that is non-deductible under Section 162(m).

Members of the Compensation Committee

John C. Kane, Chairman
Van B. Honeycutt
Richard R. Pettingill

COMMON STOCK PERFORMANCE GRAPH

        The following graph shows the cumulative, five-year total return for our common stock compared to three indices, each of which includes us. The Standard & Poor's 500 Stock Index includes 500 companies representing all major industries. The Standard & Poor's Healthcare Composite Index is a group of 45 companies involved in a variety of health care related businesses. Because the Standard & Poor's Healthcare Composite is heavily weighted by pharmaceutical companies, we believe that at times it may be less useful than the Hospital Management Index included below. We compiled the Hospital Management Index, which consists of publicly traded companies that have as their primary business the management of acute care hospitals and that have been in business for all five of the years shown. These companies are: HCA Inc. (HCA), Health Management Associates, Inc. (HMA), Tenet Healthcare Corporation (THC) and Universal Health Services, Inc. (UHS).

        Performance data assumes that $100.00 was invested on December 31, 1999 in our common stock and each of the indices. The data assumes the reinvestment of all cash dividends and the cash value of other distributions. Stock price performance shown in the graph is not necessarily indicative of future stock price performance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Brenda J. Gaines

        Brenda Gaines serves on the board of directors of CNA Financial Corp. During fiscal year 2004 we paid $745,000 in premiums to insurance provider subsidiaries of CNA Financial for insurance policies we purchased from those subsidiaries. These payments represent less than 1 percent of CNA's 2004 revenues.

Karen M. Garrison

        Karen Garrison serves on the board of directors of Standard Parking Corporation. During fiscal year 2004 we paid approximately $82,000 for parking services to Standard Parking. These payments represent less than 1 percent of Standard Parking's 2004 revenues.

Floyd D. Loop, M.D.

        Dr. Loop served as the Chief Executive Officer and Chairman of the Board of Governors of The Cleveland Clinic Foundation (the "Foundation") from 1989 until October 2004, when he retired. Dr. Loop remains employed by the Foundation in a consulting capacity. On July 2, 2001, a partnership (the "Partnership") formed between one of our subsidiaries and the Foundation opened the Cleveland Clinic Florida Hospital in Weston, Florida. Our subsidiary provides operational and management expertise for the hospital. Under a medical services agreement between The Cleveland Clinic Florida (the "Clinic")—a subsidiary of the Foundation—and the Partnership, the Clinic provides clinical and medical administration and is the exclusive provider of all specialty medical staff for which it received fees of approximately $3.06 million during our fiscal year 2004. In addition, the Partnership paid the Clinic $1.52 million for services rendered under various agreements. For fiscal year 2004, the Partnership recorded net revenues of approximately $119.57 million, of which, approximately $45,000 and approximately $1.92 million, respectively, was received as partnership distributions by our subsidiary and the Foundation. We have been informed that for the fiscal year ended December 31, 2004, the Foundation had net patient and other revenues in excess of $3.8 billion.

Reynold Jennings

        Mr. Jennings' brother-in-law, Mr. Wayne Pollard, is President of American Psychiatric Partners ("APP") and is one of four shareholders each of whom owns a 20% equity position in that company. The remaining 20% of the shares are held by APP as treasury stock. On June 1, 2004, APP renewed a management services agreement with Tenet's Atlanta Medical Center ("AMC"). Under the terms of this two-year agreement, APP provides AMC with staffing and management services for an AMC community outreach service program for an annual fee of approximately $439,000. We have been informed by APP that in fiscal 2004 it had annual gross revenues totaling approximately $12 million.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

        On April 1, 2002, Covanta Energy Corporation announced it had filed a voluntary petition for Chapter 11 reorganization with the United States Bankruptcy Court. Our Chief Financial Officer, Mr. Shapard, was serving as Covanta's Executive Vice President and Chief Financial Officer at the time the petition was filed.

STOCK OWNERSHIP OF CERTAIN SHAREHOLDERS

        Based on reports filed with the SEC in January and February 2005, each of the following entities owns more than five percent of our outstanding common stock. We know of no other entity or person that beneficially owns more than five percent of our outstanding common stock.

Name and Address	Number of Shares Beneficially Owned		Percent of Class as of April 1, 2005
Brandes Investment Partners, L.P. 11988 El Camino Real, Suite 500 San Diego, CA 92130	61,175,243	(1)	13.0%
Pacific Financial Research, Inc. 9601 Wilshire Boulevard, Suite 800 Beverly Hills, CA 90210	54,254,300	(2)	11.6%
Franklin Resources, Inc. One Franklin Parkway, Bldg. 920 San Mateo, CA 94403	49,258,933	(3)	10.5%
Hotchkis and Wiley Capital Management, LLC 725 South Figueroa Street, 39th Floor Los Angeles, CA 90017	28,998,000	(4)	6.2%

(1)
Based upon a Schedule 13G/A filed jointly with the SEC on February 14, 2005 by Brandes Investment Partners, L.P., Brandes Investment Partners, Inc., Brandes Worldwide Holdings, L.P., Charles H. Brandes, Glenn R. Carlson and Jeffrey A. Busby. The joint filers reported that they have shared voting power with respect to 50,344,713 shares and shared investment power with respect to all of the shares indicated above.

(2)
Based upon a Schedule 13G filed with the SEC on February 11, 2005 by Pacific Financial Research, Inc. ("Pacific"). Pacific reported that it has sole voting power with respect to 50,707,600 shares and sole investment power with respect to all of the shares indicated above.

(3)
Based upon a Schedule 13G filed jointly with the SEC on January 10, 2005 by Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr. and Templeton Global Advisors Limited. The joint filers reported that certain of their investment advisory subsidiaries and other affiliates have sole voting power with respect to 48,261,101 shares and sole investment power with respect to all of the shares indicated above.

(4)
Based upon a Schedule 13G filed with the SEC on February 14, 2005 by Hotchkis and Wiley Capital Management, LLC. Hotchkis and Wiley reported that it has sole voting power with respect to 22,480,400 shares and sole investment power with respect to all of the shares indicated above.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

        In fiscal years 2000 and 2001, we granted non-qualified stock options to our employees under our 1999 Broad-Based Stock Incentive Plan (the "1999 Plan"), which was adopted by our Board on July 28, 1999 and amended and restated by the Board on May 24, 2000. The 1999 Plan was not submitted to our shareholders for approval. With the approval by our shareholders of our 2001 Stock Incentive Plan (the "SIP") at the 2001 annual meeting of shareholders, we discontinued the grant of any additional options under the 1999 Plan. We currently grant stock options, as well as restricted stock units, only under the SIP. Awards granted under the 1999 Plan vest and may be exercised as determined by the Compensation Committee of the Board. In the event of a change of control, the Compensation Committee may, in its sole discretion, without obtaining shareholder approval, accelerate the vesting or performance periods of the awards. Although the 1999 Plan authorized, in addition to options, the grant of appreciation rights, performance units, restricted units and cash bonus awards, only nonqualified stock options were granted under the 1999 Plan. All options were granted with an exercise price equal to the closing price of our common stock on the date of grant. Options normally are exercisable at the rate of one-third per year beginning one year from the date of grant and generally expire 10 years from the date of grant.

        The following table summarizes certain information with respect to our equity compensation plans pursuant to which rights remain outstanding as of December 31, 2004.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	42,091,485		$23.25	35,598,924	(2)
Equity compensation plans not approved by security holders	6,811,313	(1)	$21.86	—
Total	48,902,798		—	35,598,924

(1)
Includes deferred compensation invested in stock units under the DCP payable in common stock of the Company. The potential future dilutive effect of the DCP due to future investment of deferrals into stock units cannot be estimated. For a description of the material features of the DCP see "Deferred Compensation Plan" on page 16.

(2)
Includes 2,347,340 shares remaining for issuance pursuant to the Sixth Amended and Restated 1995 Employee Stock Purchase Plan and 33,251,584 shares remaining for issuance under the SIP. Of this amount, 4,036,962 shares remain available for future issuance other than upon the exercise of options, warrants or rights.

2.     PROPOSAL TO APPROVE THE THIRD AMENDED AND RESTATED 2001 STOCK INCENTIVE PLAN

Background

        Tenet maintains a Stock Incentive Plan approved by our shareholders in 2001. The purpose of this plan, which we refer to as the "SIP", is to promote the interests of the Company and its shareholders by strengthening the Company's ability to attract, motivate and retain valued employees and directors who possess the training, experience and ability necessary to the success of the Company. The SIP provides a means of encouraging these employees and directors, upon whose judgment, initiative and efforts the financial success and growth of the Company largely depend, to take an ownership interest in the Company. This is accomplished by granting equity-based compensation under the SIP, primarily in the form of stock options and restricted stock units.

        Since late 2002, our management team has undergone significant changes as we have worked to implement our restructuring initiatives and build a new quality-driven company. Approximately 75% of the 97 officers serving in 2002 are no longer with us and many new employees have joined us. While we believe these changes have made the Company stronger, we also value, and have chosen to retain, many of our long-tenured management level employees, whose knowledge and experience continues to be extremely valuable and beneficial to the Company.

        Approximately 459 of these long-tenured employees presently hold unexercised stock options granted to them as incentive compensation prior to the decline in the Company's share price in late 2002 and early 2003. These employees have remained with us, even though they hold a significant number of stock options with exercise prices above the current market price of our common stock. We believe, however, that we are at risk of losing, and have in some cases already lost, valuable employees whose stock options do not provide them with adequate incentive to continue to invest in our future.

        In order to provide an incentive for these employees to remain with us and to continue to have a vested interest in increasing the value of the Company, we propose to amend the SIP to permit a one-time exchange of certain outstanding options by means of an exchange of such options (the "Option Exchange Program") for a lesser number of shares of restricted stock units. Key characteristics of this proposal, as described more fully below, are:

  •
  The Option Exchange Program will be available only to current eligible employees who remain with the Company at least through the completion of the exchange.

  •
  The Option Exchange Program will not be available to Named Executive Officers or our directors or our former or retired employees.

  •
  Only options with an exercise price of $15.22 per share or higher will be eligible for exchange, which is 32% above the closing price of $11.53 on March 31, 2005.

  •
  Approximately 10.2 million of 51.4 million currently outstanding options will be eligible for exchange.

  •
  The weighted average exchange ratio will be approximately one restricted stock unit for four options, which is intended to create a value-for-value exchange.

  •
  Although 86% of the options eligible for exchange are currently vested, the restricted stock units granted in exchange for these options will have a new vesting schedule, under which the units will vest in three one-year increments beginning on the first anniversary of the new grant date.

        In order to effectuate the Option Exchange Program and to ensure that a sufficient number of shares will be available for granting restricted stock units under the SIP for the foreseeable future, we also propose amending the SIP to remove the restriction on the number of non-option based equity awards that may be granted under the SIP.

Amendment to Permit a One-Time Exchange of Certain Options for Restricted Units

1.
Eligible Participants

        The Option Exchange Program will be available to all current employees, other than the Named Executive Officers and any of their successors. The program will not be available to members of our Board of Directors or to any former employees or retirees. Any current employee who elects to participate in the program and tenders his or her options for exchange must remain an eligible employee through the date the restricted stock units are granted in order to receive such restricted stock units. As of March 2005, there were 459 active employees who were eligible to participate in the Option Exchange Program.

2.
Eligible Options

        Of the 51.4 million options to purchase our common stock currently outstanding, approximately 10.2 million would be eligible for exchange. These options were issued under the SIP or under the Company's 1991 Stock Incentive Plan (the "1991 Plan"), the 1995 Stock Incentive Plan (the "1995 Plan"), or the 1999 Broad-Based Stock Incentive Plan (the "1999 Plan"). The 10.2 million options that will be eligible for exchange are all vested and unvested options held by active employees other than the Named Executive Officers with an exercise price of $15.22 or above. The exercise prices for outstanding options range from $10.43 to $50.84. This compares to our closing stock price of $11.53 on March 31, 2005. Of the 10.2 million options eligible for exchange 7.3 million were issued under the SIP, 18,000 were issued under the 1991 Plan, 972,000 were issued under the 1995 Plan and 1.9 million were issued under the 1999 Plan. (The latter three plans have been discontinued and while there are options outstanding under these plans, no options or other awards will be issued under these plans in the future.)

3.
Exchange Terms

        Under the Option Exchange Program, eligible participants will be offered a one-time opportunity to exchange certain options for a lesser number of restricted stock units, after which the options will be canceled. Participation in the program will be strictly voluntary. Many eligible participants currently hold a number of option grants. Under the program, such participants will be permitted to tender any or all of their eligible grants. However, they will not be permitted to tender a portion of these grants for exchange. For example, if an eligible participant holds a grant of options to purchase 100 shares of our common stock at a specified exercise price and elects to tender the grant for exchange, all 100 options must be tendered.

4.
Exchange Ratios

        Under the Option Exchange Program, a series of exchange ratios has been established such that the value of the options surrendered will be equal to or greater than the value of the restricted stock units to be granted. All eligible participants will be required to tender a larger number of options in exchange for a lesser number of restricted stock units. The number of restricted stock units to be granted in exchange for eligible options will be determined based upon the exercise price of the option in accordance with the following exchange ratios:

Option Exercise Price Range	Approximate Number of Eligible Options Currently Outstanding	Exchange Ratio (Options for RSUs)	Approximate RSUs to be Granted if All Eligible Options are Tendered for Exchange	Weighted Average Exercise Price as of 12/1/04	Weighted Average Time to Expiration as of 12/1/04
Over $40.00	3.2 million	8-for-1	399,000	$40.42	7.01 years
$22.00 to $39.99	2.3 million	6-for-1	387,000	$26.58	5.64 years
$15.22 to $21.99	4.7 million	2.75-for-1	1.69 million	$17.64	7.48 years

        Any exchange resulting in fractional shares under the above exchange ratios will be rounded down to the next whole number such that we will not issue any fractional restricted stock units. For example, if an eligible participant elects to exchange options to purchase 100 shares of our common stock with an exercise price of $16.00, that participant would receive 36 restricted stock units (100 divided by the exchange ratio of 2.75 and rounded down to the next whole number).

5.
Terms of Restricted Stock Units

        All restricted stock units received in exchange for eligible options will vest in equal one-third amounts on the first, second and third anniversary dates of the restricted stock unit grant (existing vesting schedules associated with exchanged options will no longer apply). Upon vesting, the restricted stock units will be settled, on a one-to-one basis, in shares of our common stock. An eligible participant must be an active employee of the Company on the vesting date in order to receive the common stock resulting from the settlement of restricted stock units on that date. Eligible participants will have the option of deferring receipt of their vested shares (and any income taxes due at the time of settlement) under the DCP, on or before the exchange. If the proposal is approved by our shareholders, the DCP will be amended to permit the deferral of restricted stock units.

6.
Implementation of the Exchange

        Our independent Board members authorized the Option Exchange Program in February 2005 upon the recommendation of the Board's Compensation Committee and subject to shareholder approval. If approved by our shareholders, we will promptly file an Offer to Exchange with the Securities and Exchange Commission and distribute the Offer to Exchange to all eligible participants shortly thereafter. Eligible employees will be given 25 trading days from the date we commence the program to elect to exchange their eligible options for restricted stock units. As a condition of being granted restricted stock units in exchange for tendered eligible options, a participant must remain employed by the Company through the date the restricted stock units are granted. If a participant's employment terminates for any reason prior to the expiration of the offer, the participant will not receive the restricted stock unit grant and the original terms of the participant's options will continue to apply.

        Upon expiration of the exchange offer, all eligible options tendered for exchange will be canceled and the appropriate number of restricted stock units will be issued to participants as soon as practicable after the expiration of the exchange offer. Common shares subject to all canceled options under the SIP will be added back into the pool of shares available for grants under the SIP; canceled options under the 1991 Plan, 1995 Plan and 1999 Plan will not be added back to the pool of shares available under the SIP. Assuming all eligible options are tendered for exchange, 4.8 million additional shares will be available for future grants.

        Our Board may make non-material modifications to the terms and conditions of the Option Exchange Program that it determines to be necessary or advisable for the successful administration of the program. The Board may also withdraw the Option Exchange Program, even if it is approved by our shareholders, if after considering all the relevant facts and circumstances the Board determines it is in the best interests of the Company and our shareholders to do so. In addition, the Board may alter the terms of the Option Exchange Program in response to any comments we may receive from the Securities and Exchange Commission in connection with the Offer to Exchange.

7.
Non-Cash Cost and Accounting Impact

        The Company currently expenses stock options using the fair-value method recommended by SFAS No. 123 under which the cost of stock option grants is measured by the fair value of the awards on their grant date and is recognized over the vesting periods of the awards regardless of whether or not the awards had any intrinsic value during the period. Currently, most of the options eligible for exchange under the program are vested. Accordingly, we have already expensed approximately $117 million as compensation expense related to these options. We estimate that the current projected future non-cash expense for unvested eligible options is approximately $10 million. Assuming all eligible options are tendered for exchange, we estimate that the incremental non-cash compensation expense above this amount that will need to be recognized as compensation expense over the three year vesting period of the restricted stock units will be approximately $19 million.

8.
Income Tax Consequences

        The Option Exchange Program is intended to be treated as a non-taxable exchange for purposes of federal income taxes. Program participants are not expected to recognize any taxable income upon receipt of restricted stock units at the time of the exchange.

9.
Effect on Shareholders

        We are unable to predict the impact the Option Exchange Program will have on shareholders because we are unable to predict how many eligible participants will elect to participate and we can not predict the value of our common stock at the time we exchange eligible options for restricted stock units. We designed the Option Exchange Program with the expectation that the value of the outstanding eligible options would be equal to or less than the value of the restricted stock units to be received in the exchange.

        The Option Exchange Program is intended to reduce the potential dilution of our existing shareholders' ownership in the Company by offering to exchange outstanding options for a lesser number of restricted stock units. However, implementing the program could ultimately result in increased dilution. This is because many of the eligible options have an exercise price substantially higher than the current market price of our common stock which reduces the probability that these options will ultimately be exercised. In exchange for these "underwater" options, participants will receive restricted stock units that will be settled in shares of our common stock upon vesting. It is therefore possible that we would have a greater number of shares issued and outstanding in the future as a result of the Option Exchange Program. This dilution could have a negative effect on the price of our common stock.

        The following table illustrates the overall impact of the option exchange proposal on all stock options, restricted stock units, and the overall number of shares available for stock incentives from all plans:

	As of March 31, 2005	Assuming 100% of Eligible Options are Exchanged for RSUs
Total Outstanding Options	51.4 million	41.2 million
Total Outstanding Restricted Stock Units	3.4 million	5.9 million
Shares Available for Future Grants of Stock Awards	26.0 million	30.8 million
Weighted Average Time Remaining Until Expiration of Stock Options	6.50 years	6.48 years
Weighted Average Exercise Price of Stock Options	22.02	20.84

Amendment to Facilitate Grants of Restricted Stock Units

        Under the SIP, 60 million shares of common stock are available for stock-based awards. Of this amount, the aggregate number of shares of common stock that may be issued to settle grants of awards other than options may not exceed 6 million shares. As shown in the table above, if all eligible options are tendered for exchange, the total number of shares issued to settle shares of the restricted stock units exchanged for options would be approximately 2.5 million. Therefore, in order to ensure that a sufficient number of shares of common stock will be available under the SIP for grants to our employees for the foreseeable future, we are seeking to amend the SIP to remove the limitation on the number of shares of common stock that may be used for grants other than grants of options.

        Under the proposed Third Amended and Restated 2001 Stock Incentive Plan, option-based awards and stock appreciation rights would continue to reduce the number of shares available under the SIP on a one-to-one basis while future grants of all other awards, such as restricted units, would reduce the number of shares available by 1.6 shares for each share subject to such awards.

New Plan Benefits

        The awards, if any, that may be granted under the SIP are subject to the discretion of the Compensation Committee and, therefore, are not determinable at this time.

Text of Amendments

        If shareholders vote to approve the Third Amended and Restated 2001 Stock Incentive Plan, the following amendments will be made to the SIP (capitalized terms have the meaning ascribed to them in the SIP):

1.
Section 3(b) of the SIP, which currently provides as follows:

  "(b) Notwithstanding anything in the Plan to the contrary, the aggregate number of shares of Common Stock that may be issued to settle grants of Restricted Stock, Appreciation Rights, Performance Units and Restricted Units under the Plan will not exceed 4,000,000 shares."

  will be replaced in its entirety to read as follows:

  "(b) Each share of Common Stock issued pursuant to the settlement of Options and Stock Appreciation Rights will reduce the number of shares of Common Stock referred to in Section 3(a) of the Plan on a 1-for-1 basis. Each share of Common Stock issued pursuant to the settlement of Restricted Stock, Performance Units and Restricted Units will reduce the number of shares of Common Stock referred to in Section 3(a) of the Plan by 1.6 shares."

2.
Section 4(d) will be added to the SIP to read as follows:

  "(d) Upon approval of the Company's shareholders, the Committee may provide for, and the Company may implement, a one-time only exchange of certain Options for Restricted Units pursuant to the terms of the option exchange program described in the Company's 2005 proxy statement."

Summary Description of the Second Amended and Restated 2001 Stock Incentive Plan

        The following is a summary of the SIP, a copy of which was filed with the SEC as an exhibit to our annual report on Form 10-K for the year ended December 31, 2004. Capitalized terms contained in this summary description have the meaning ascribed to them in the SIP.

Shares Available under the SIP

        Under the original terms of the SIP, 60 million shares, as adjusted for our stock split that occurred on June 28, 2002, of Tenet common stock were available for issuance pursuant to Incentive Awards under the SIP. Such shares may be either authorized but unissued shares or previously issued shares reacquired by the Company, including shares purchased on the open market or through the use of derivative instruments. The aggregate number of shares of common stock that may be issued to settle grants of Restricted Stock, Appreciation Rights, Performance Units and Restricted Units under the SIP is presently limited to 6 million shares, as adjusted for our stock split that occurred on June 28, 2002.

        As of March 31, 2005, 33.3 million shares had been allocated for options and other incentive awards under the SIP, 26 million shares were available for future incentive awards, of which 1.96 million shares were available for future incentive awards other than options. The 33.3 million shares subject to outstanding incentive awards under the SIP as of March 31, 2005, represent an aggregate of 29.9 million shares that underlie outstanding options and 3.4 million shares that underlie restricted stock units.

        If shareholders approve the Third Amended and Restated 2001 Stock Incentive Plan, the plan limit on all Incentive Awards under the SIP will remain 60 million shares; however, the limit on the number of shares that may be issued to settle grants of Restricted Stock, Appreciation Rights, Restricted Units, and Performance Units (payable in common stock), will be removed and every share of common stock issued to settle such Incentive Awards, other than Appreciation Rights which will continue to be settled in shares of Common Stock on a 1-for-1 basis, will reduce the available shares under the SIP by 1.6 shares.

Administration of the SIP; Eligibility and Incentive Awards

        The SIP is administered by the Compensation Committee, which is composed entirely of directors (1) who satisfy the requirements of a "nonemployee director" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and (2) who satisfy the requirements of an "outside director" for purposes of Section 162(m) of the Code. The Compensation Committee selects the individuals eligible to participate in the SIP, the types of Incentive Awards granted, the time(s) at which Incentive Awards may be granted and the number of shares, units or Appreciation Rights subject to each Award. The Compensation Committee has the authority to interpret the SIP, to determine the terms and provisions of Incentive Awards and to make all other determinations relating to the SIP. Unless previously terminated, the SIP will terminate on October 10, 2011, except with respect to Incentive Awards then outstanding.

        Eligible participants under the SIP include directors, employees, advisors and consultants of Tenet or of any of its present or future Business Units. Approximately 800 persons currently are considered to be eligible to participate in the SIP.

Terms and Conditions of Incentive Awards

        Stock Options.    The exercise price of each Option, including Options granted to directors, will be at least equal to the fair market value of Tenet common stock on the date of grant. Options will vest and be exercised as determined by the Compensation Committee and may be exercised during a term not to exceed 10 years from the date of grant. While Options typically are granted to selected eligible participants once a year, the Compensation Committee may grant Options to any eligible participant at any time. At the discretion of the Compensation Committee, participants may use shares they own of the Company's common stock to pay the exercise price.

        Restricted Stock.    The Compensation Committee determines the vesting period and any additional restrictions and conditions for grants of Restricted Stock. Restricted Stock with vesting tied to Performance Criteria (as defined below) will have a minimum vesting period of at least one year. All other Restricted Stock will have a minimum vesting period of at least three years. Restricted Stock will consist of common stock and will be represented by stock certificates registered in the name of the participant who will have all rights of a shareholder prior to the vesting of a grant of Restricted Stock, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto. Unless otherwise determined by the Compensation Committee, Restricted Stock is not transferable and may be subject to additional conditions imposed by the Compensation Committee until such Restricted Stock has vested and any other restrictions or conditions are removed or expire.

        Appreciation Rights.    An Appreciation Right may be granted in connection with, or without relationship to, an Option, either at the time of grant or at any time thereafter during the term of the Option. An Appreciation Right entitles the holder, upon exercise, to receive, at the Compensation Committee's discretion, either (1) a cash payment determined by multiplying (A) the difference obtained by subtracting (i) the amount assigned to the Appreciation Right by the Compensation Committee (or the exercise price of the related Option in the case of an Appreciation Right in related to an Option) from (ii) the Fair Market Value of a share of common stock on the date of exercise of such Appreciation Right, by (B) the number of shares as to which such Appreciation Right is being exercised, or (2) a number of whole shares of common stock determined by dividing (A) the dollar amount calculated in (1) above by (B) the fair market value of a share of common stock on the date of exercise of such Appreciation Right. Upon exercise of an Appreciation Right related to an Option, the related Option will be surrendered and cease to be exercisable. An Appreciation Right granted in connection with an Option will be exercisable at such time(s), and only to the extent, that a related Option is exercisable, will expire no later than the related Option expires and will not be transferable except to the extent that such related Option may be transferable. An Appreciation Right granted without relationship to an Option will be exercisable as the Compensation Committee determines, which shall not exceed 10 years from the date of grant. An Appreciation Right granted without relationship to an Option will specify the number of shares to which it relates.

        Performance Units.    The value of Performance Units may be measured in whole or in part by the value of shares of common stock, the performance of a participant, the performance of the Company or any Business Unit or any combination thereof, and may be payable in cash and/or shares of common stock as determined by the Compensation Committee. At the time a Performance Unit is granted, the Compensation Committee will determine one or more Performance Goals (as defined below) to be achieved with respect to such Performance Unit during the applicable performance period and a schedule indicating the value of the Performance Unit at various levels of performance relative to the Performance Goal(s). No performance period will be less than one year nor will it exceed 10 years from the date of the grant. At the end of the applicable performance period, the Compensation Committee will determine the extent to which a Performance Goal has been attained in order to establish the amount of cash payment to be made, or the number of shares of common stock to be issued, if any.

        Restricted Units.    At the time a Restricted Unit is granted, the Compensation Committee determines the vesting period of the Restricted Unit, which will not be less than three years or greater than 10 years from the date of grant. The Restricted Unit will vest if the participant remains employed by Tenet or one of its Business Units for the entire vesting period established by the Compensation Committee. Upon a Restricted Unit becoming vested, the participant will be paid in cash and/or shares of common stock as determined by the Compensation Committee. Restricted Units payable in cash may be subject to a maximum value determined by the Compensation Committee at the time of grant. Restricted Units granted to non-employee directors are described under the "Director Compensation" section of this Proxy Statement.

Other Provisions

        Section 409A of the Code.    The SIP will not need to be amended to comply with the requirements of section 409A of the Code as enacted by the JOBS Act. This is because Incentive Awards may be made under the existing terms of the SIP in a manner that complies with the requirements of section 409A of the Code. Accordingly, all Incentive Awards granted under the SIP on and after January 1, 2005, the effective date of section 409A of the Code, will comply with the requirements of such Code section. Likewise, any outstanding Incentive Awards as of December 31, 2004 that are subject to the provisions of section 409A of the Code will be revised pursuant to the terms of the SIP to comply with the requirements of section 409A of the Code.

        Section 162(m) of the Code.    In order to comply with the requirements of Section 162(m) of the Code regarding performance-based compensation for certain awards under the SIP, the Compensation Committee will establish one or more criteria to measure performance ("Performance Criteria") and set performance objectives ("Performance Goals") with respect to such Performance Criteria for the Company, one or more Business Units or an individual participant. A participant's right to receive any payment with respect to an award intended to qualify as performance-based compensation under Section 162(m) (a "Section 162(m) Award") is determined by the degree of achievement of a Performance Goal(s).

        The Performance Criteria for Section 162(m) Awards are limited to the following performance measures, taken alone or in conjunction with each other, each of which may be adjusted by the Compensation Committee to exclude the before-tax or after-tax effects of any significant acquisitions or dispositions not included in the calculations made in connection with setting the Performance Criteria for the relevant Award: (1) basic or diluted earnings per share of common stock, which may be calculated (A) as income calculated in accordance with (4) below, divided by (x) the weighted average number of shares, in the case of basic earnings per share, and (y) the weighted average number of shares and shares equivalents of common stock, in the case of diluted earnings per share, or (B) using such other method as may be specified by the Compensation Committee; (2) cash flow, which may be calculated or measured in any manner specified by the Compensation Committee; (3) economic value added, which is after-tax operating profit less the annual total cost of capital; (4) income, which may include, without limitation, net income and operating income and may be calculated or measured (A) before or after income taxes, including or excluding interest, depreciation and amortization, minority interests, extraordinary items and other material non-recurring items, discontinued operations, the cumulative effect of changes in accounting policies and the effects of any tax law changes; or (B) using such other method as may be specified by the Compensation Committee; (5) quality of service and/or patient care which may be measured by (A) the extent to which the Company achieves pre-set quality objectives including, without limitation, patient satisfaction objectives, or (B) such other method as may be specified by the Compensation Committee; (6) return measures (including, but not limited to, return on assets, capital, equity, or sales), which may be calculated or measured in any manner specified by the Compensation Committee; or (7) the price of the common stock or the Company's preferred stock (including, but not limited to, growth measures and total shareholder return), which may be calculated or measured in any manner specified by the Compensation Committee.

        Incentive Awards that are not Section 162(m) Awards may be based not only on the foregoing Performance Criteria, but also on any other criteria selected by the Compensation Committee or no criteria at all. All determinations regarding the achievement of Performance Goals, and the determination of which awards are intended to qualify as Section 162(m) Awards, are made by the Compensation Committee. Failure to satisfy the requirements of Section 162(m) could limit the deductibility of payments under the SIP to certain employees.

        Limits on Incentive Awards.    The maximum number of shares of common stock or stock units underlying Incentive Awards that may be granted to any person during any period of five consecutive fiscal years of the Company, beginning with fiscal year 2002, will not exceed an average of 1,000,000 shares per year, either individually or in the aggregate, with respect to all such types of Incentive Awards. The maximum dollar amount of cash compensation in respect of Performance Units that may be paid to any person during any period of five consecutive fiscal years of the Company, beginning with fiscal year 2002, will not exceed an average of $5,000,000 per year.

        Adjustment Provisions.    Incentive Awards may be adjusted in the event of unusual events such as distributions in connection with a merger or reorganization or stock splits. In addition, upon the dissolution or liquidation of the Company, a sale of all or substantially all of the Company's assets, or in the event of a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation or survives as a subsidiary of another corporation, all Incentive Awards then outstanding under the SIP will immediately vest and become exercisable in full for their remaining terms, unless provisions are made for the continuation of the SIP and the assumption or substitution of all outstanding Incentive Awards. In the event of a Change in Control (as defined in the SIP), all Options held by directors will be fully vested and any restrictions upon exercise will immediately cease, and the Compensation Committee will have the discretion to make appropriate adjustments to Incentive Awards held by other participants and to make certain cash bonus awards.

        Transferability.    Incentive Awards granted under the SIP, will not be transferable other than (1) by will or the laws of descent and distribution, or (2) pursuant to a qualified domestic relations order. The Compensation Committee in its discretion may permit other transfers of Incentive Awards and may establish guidelines pursuant to which other transfers will be permissible.

        Amendment and Termination.    The Compensation Committee has the authority to amend, suspend or terminate the SIP at any time. The Compensation Committee may not amend the SIP in any respect that materially increases the benefits available under the SIP without the approval of the shareholders of the Company, including without limitation, (1) amending the provision relating to reducing the exercise price per share of Options, (2) increasing the number of shares of common stock that may be issued, transferred or exercised pursuant to Incentive Awards under the SIP, or (3) changing the types or terms of Incentive Awards that may be made under the SIP.

        Certain Federal Income Tax Consequences.    The following is a general description of the Federal income tax consequences to participants and the Company relating to Incentive Awards that may be granted under the SIP. This discussion does not purport to cover all tax consequences relating to Options or other Incentive Awards, and assumes, with respect to deductibility of compensation by the Company, that to the extent applicable, the requirements of Section 162(m) of the Code have been satisfied and that no deduction is limited by the golden parachute payment rules of Section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a Change in Control of an employer-corporation.

        A participant who receives Options or Appreciation Rights generally will not recognize any income, nor will the Company be entitled to any tax deduction, in the year of the grant. At the time that an Option (other than an Incentive Stock Option) or Appreciation Right is exercised, the participant will recognize ordinary income in an amount equal to the excess of (a) the fair market value of the shares purchased (or subject to an Appreciation Right) over (b) the exercise price of the Option for such shares (or the price stated in an Appreciation Right). Such income will be subject to withholding of any applicable Federal or State income taxes. The Company generally will be entitled to a tax deduction in an amount equal to the amount includible in the income of the participant in the taxable year in which the participant is required to recognize the income. Payment of any cash bonus award in connection with the exercise of an Option or Appreciation Right on account of a change of control similarly will be taxed to the participant as ordinary income and the Company will be entitled to a tax deduction in the same amount.

        A participant who disposes of common stock received upon the exercise of an Option (other than an Incentive Stock Option) will recognize capital gain (or loss) in an amount equal to the difference between (a) the amount realized on the disposition of the shares, and (b) the fair market value of the shares on the date on which the Option was exercised. The capital gain (or loss) will be considered long-term if the common stock received upon exercise of the Option (other than an Incentive Stock Option) is held for more than one year after the Option was exercised. The Company is not entitled to any deduction for Federal income tax purposes upon a participant's disposition of stock received upon the exercise of an Option (other than, in the circumstances described below, an Incentive Stock Option).

        A participant will recognize no income for Federal income tax purposes upon the grant or the exercise of an Incentive Stock Option, provided that the exercise occurs during employment or within three months after termination, other than in the case of death or disability. If the common stock acquired upon the exercise of an Incentive Stock Option is held for a minimum of both (a) two years from the date of grant of the Incentive Stock Option and (b) one year from the date of exercise of the Incentive Stock Option, then any gain or loss recognized by the employee on the sale of such common stock will be treated as a long-term capital gain or loss and the Company will not be entitled to any deduction for Federal income tax purposes.

        If a participant disposes of any of the Tenet common stock acquired on the exercise of an Incentive Stock Option within either (a) two years from the date of the grant of the Incentive Stock Option or (b) one year from the date of exercise of the Incentive Stock Option (a "Disqualifying Disposition"), then the participant will be required to recognize as ordinary income in the year of the Disqualifying Disposition an amount equal to the excess of (x) the fair market value of the Tenet common stock on the date of exercise over (y) the purchase price paid for the Tenet common stock. If, however, the participant sells or exchanges common stock in a Disqualifying Disposition and the amount realized on such sale or exchange is less than the fair market value of the Tenet common stock on the date of exercise of the Incentive Stock Option, then the amount of ordinary income that the participant will be required to recognize will not exceed the excess of (i) the amount realized from the Disqualifying Disposition over (ii) the purchase price paid for the Tenet common stock. Any amount realized in a Disqualifying Disposition by the participant in excess of the fair market value of the Tenet common stock on the exercise date will be treated as capital gain, and as long-term capital gain if the participant has held the Tenet common stock for more than one year at the time of the Disqualifying Disposition. In the event of a Disqualifying Disposition, the Company generally will receive a deduction for Federal income tax purposes equal to the amount the participant is required to recognize as ordinary income in the year of the Disqualifying Disposition.

        For alternative minimum tax purposes, a participant who exercises an Incentive Stock Option must include the excess of (a) the fair market value of the shares acquired upon exercise of an Incentive Stock Option on the date of exercise over (b) the purchase price paid for the shares, as an adjustment item in computing his or her alternative minimum taxable income in the taxable year in which the exercise occurs, unless the participant disposes of the shares in the same taxable year as the year of exercise for an amount less than the fair market value of the shares on the date of the exercise, in which case the excess of (x) the amount realized on the disposition over (y) the purchase price paid for the shares, if any, must be included as an item of adjustment in the computation of alternative minimum taxable income.

        Under current rulings, if a participant transfers previously held shares of common stock (other than common stock that acquired pursuant to the exercise of an Incentive Stock Option that has not been held for the requisite holding period) in satisfaction of part or all of the exercise price of a Non-Statutory Option or Incentive Stock Option, no additional gain will be recognized on the transfer of such previously held shares in satisfaction of the Non-Statutory Option or Incentive Stock Option exercise price (although a participant would still recognize ordinary income upon exercise of an Non-Statutory Option in the manner described above). Moreover, that number of shares of common stock received upon exercise which equals the number of shares of previously held common stock surrendered in satisfaction of the Non-Statutory Option or Incentive Stock Option exercise price will have a tax basis that equals, and a capital gains holding period that includes, the tax basis and capital gains holding period of the previously held shares of common stock surrendered in satisfaction of the Non-Statutory Option or Incentive Stock Option exercise price. Any additional shares of common stock received upon exercise will have a tax basis that equals the amount of cash (if any) paid by the participant, plus the amount of ordinary income recognized by the participant under the rules described above. Although the Company has not in the past and does not intend in the future to grant reload options, if a reload option is issued in connection with a participant's transfer of previously held common stock in full or partial satisfaction of the exercise price of an Incentive Stock Option or Non-Statutory Option, the tax consequences of the reload option will be as provided above for an Incentive Stock Option or Non-Statutory Option, depending on whether the reload option itself is an Incentive Stock Option or Non-Statutory Option.

        A participant who receives Restricted Stock, Restricted Units or Performance Units payable in stock will not recognize income for Federal income tax purposes until such time as the restrictions on the transfer of the Restricted Stock, Restricted Units or Performance Units lapse or until such time as the Restricted Stock, Restricted Units or Performance Units are not subject to a substantial risk of forfeiture. At that time, the participant will recognize ordinary income on the excess of (a) the fair market value of the common stock on the earlier of the date the transfer restrictions lapse or the date the Restricted Stock, Restricted Units or Performance Units are no longer subject to a substantial risk of forfeiture over (b) the amount, if any, paid for such shares. Such income will be subject to withholding of any applicable Federal or State income taxes. The Company then will be entitled to take a tax deduction in an amount equal to the ordinary income recognized by the participant. Dividends paid on the Restricted Stock, Restricted Units or Performance Units prior to termination of the restrictions will be taxed to the participant as ordinary income.

        A participant who receives Restricted Units or Performance Units payable in cash will not recognize income for Federal income tax purposes until the Restricted Units or Performance Units vest. At that time, the participant will recognize ordinary income on the amount of cash paid to the participant upon the vesting of such Restricted Units or Performance Units. The Company generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant, at the time the participant is required to recognize such income.

Shareholder Approval

        The Third Amended and Restated 2001 Stock Incentive Plan will be approved if a majority of the votes present or represented by proxy and entitled to vote on the proposal at the Annual Meeting are cast for approval of the proposal. Shares will be counted as voting against the proposal if they are voted against the proposal or abstain from voting. Broker nonvotes will be counted for purposes of determining the presence or absence of a quorum but will not change the number of votes cast for or against the proposal and will not be treated as shares entitled to vote. Unless marked to the contrary, proxies will be voted FOR the approval of the Third Amended and Restated 2001 Stock Incentive Plan, which, as discussed above, will amend the SIP to permit the one-time Option Exchange Program and will remove the restriction on the number of shares available under the SIP for settling incentive awards other than options.

        If the Third Amended and Restated 2001 Stock Incentive Plan is not approved by shareholders, the SIP will not be amended and will continue to be in effect in its current form.

        The Board recommends that shareholders vote FOR the approval of the Third Amended and Restated 2001 Stock Incentive Plan.

3.     RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

        The Audit Committee of the Board has selected KPMG LLP to serve as the independent registered public accountants for the fiscal year ending December 31, 2005. KPMG LLP is familiar with our operations and the Audit Committee is satisfied with KPMG LLP's reputation in the auditing field, its personnel, its professional qualifications and its independence.

        KPMG LLP representatives will attend the Annual Meeting and respond to questions where appropriate. KPMG LLP representatives may make a statement at the Annual Meeting should they so desire.

Shareholder Approval

        Ratification of the selection of the independent registered public accountants by the shareholders requires that the votes cast in favor of ratification exceed the votes cast opposing ratification, provided a quorum is present. Abstentions and broker nonvotes will not be counted. If a favorable vote is not obtained, other auditors will be selected by the Audit Committee of the Board. Unless marked to the contrary, proxies will be voted FOR the ratification of the selection of KPMG LLP as independent registered public accountants.

        The Board recommends that shareholders vote FOR the ratification of the selection of KPMG LLP as our independent registered public accountants.

DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

        Any shareholder proposal intended to be presented at the next annual meeting and included in our proxy materials must be received by our Corporate Secretary by December 16, 2005. We will determine whether or not to include any such proposals in the proxy statement in accordance with our bylaws and applicable law, including SEC regulations.

        Our bylaws provide that any shareholder wishing to nominate a candidate for director or to propose other business at the next annual meeting must give us written notice between January 26, 2006 and February 25, 2006. The notice must comply with the requirements of our bylaws, which may be found on our corporate website at www.tenethealth.com, and any applicable law. Any such nomination or other business will not be included in our proxy materials but may be brought before the meeting.

        Any proposal or nomination that is not timely received by our Corporate Secretary will not be considered at the next annual meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file with the SEC reports regarding their ownership and changes in ownership of our securities. To our knowledge, all of our directors and executive officers complied with all Section 16(a) filing requirements during fiscal year 2004. In making this statement, we have relied upon examination of the copies of Forms 3, 4 and 5 provided to us and the written representations of our directors and executive officers.

By Order of the Board of Directors,

E. Peter Urbanowicz Corporate Secretary

Dallas, Texas
April 15, 2005

TENET HEALTHCARE CORPORATION			YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK
INTERNET			TELEPHONE			MAIL
https://www.proxyvotenow.com/thc			1-866-860-0408
•	Go to the website address listed above.	OR	•	Use any touch-tone telephone.	OR	•	Mark, sign and date your proxy card.
•	Have your proxy card ready.		•	Have your proxy card ready.		•	Detach your proxy card.
•	Follow the simple instructions that appear on your computer screen.		•	Follow the simple recorded instructions.		•	Return your proxy card in the postage-paid envelope provided.
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card.	If you have submitted your proxy by telephone or the Internet there is no need for you to mail back your proxy.

1-866-860-0408
CALL TOLL-FREE TO VOTE

\*/ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET \*/

Please Complete, Sign, Date and Return this Proxy Card Promptly Using the Enclosed Envelope.	☒	Votes MUST be indicated (X) in Black or Blue ink.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" ITEMS 2 AND 3.

1.
Election of the following nominees as Directors:
FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐
Nominees:	(1) Trevor Fetter (2) Brenda J. Gaines (3) Karen M. Garrison (4) Edward A. Kangas (5) J. Robert Kerrey (6) Floyd D. Loop, M.D. (7) Richard R. Pettingill (8) James A. Unruh (9) J. McDonald Williams

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND STRIKE A LINE THROUGH THAT NOMINEE'S NAME.)

		FOR	AGAINST	ABSTAIN
2.	Proposal to approve the Third Amended and Restated 2001 Stock Incentive Plan	☐	☐	☐
3.	Proposal to ratify the selection of KPMG LLP as independent registered public accountants for the year ending December 31, 2005.	☐	☐	☐

To change your address, please mark this box. ☐

Please mark, date and sign as your name(s) appear(s) to the left and return in the enclosed envelope. If acting as an executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign in full corporate name, by duly authorized officer. If shares are held jointly, each shareholder named should sign.

Date	Share Owner sign here	Co-Owner sign here

        YOUR VOTE IS IMPORTANT TO THE COMPANY, WHETHER YOU OWN FEW OR MANY SHARES! Please vote in one of these ways: (1) use the toll-free telephone number shown on the reverse side, (2) visit the web site noted on the reverse side, or (3) mark, sign, date and promptly return the attached proxy card. If you attend the Annual Meeting, you may, if you wish, withdraw your proxy and vote in person.

TENET HEALTHCARE CORPORATION
Proxy—Solicited by the Board of Directors

        The undersigned hereby appoints Trevor Fetter and E. Peter Urbanowicz, or either of them, proxies of the undersigned, with power of substitution, to represent the undersigned and to vote all shares of Tenet Healthcare Corporation that the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held on May 26, 2005, and any adjournments or postponements thereof, on the items set forth on the reverse hereof and on such other business as properly may come before the meeting.

        THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO DIRECTION IS GIVEN WHEN THE DULY AUTHORIZED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" ITEMS 2 AND 3.

        THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

(Please sign on reverse side and return promptly.)

TENET HEALTHCARE CORPORATION
P.O. BOX 11009
NEW YORK, N.Y. 10203-0009

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
STOCK OWNERSHIP OF MANAGEMENT
AUDIT COMMITTEE REPORT
Independent Registered Public Accounting Firm Fees
COMPENSATION OF EXECUTIVE OFFICERS SUMMARY COMPENSATION TABLE
OPTION GRANTS DURING FISCAL YEAR 2004
OPTION EXERCISES AND YEAR-END VALUE TABLE DECEMBER 31, 2004
Pension Plan Table (Supplemental Executive Retirement Plan)(1)
COMPENSATION COMMITTEE REPORT
COMMON STOCK PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS
STOCK OWNERSHIP OF CERTAIN SHAREHOLDERS
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
Equity Compensation Plan Information
DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE